EXHIBIT 10.2a

Agreement
Between

THE UNITED ILLUMINATING COMPANY

And

LOCAL 470-1 OF THE

UTILITY WORKERS UNION OF AMERICA, AFL-CIO

May 16, 2011

TABLE OF CONTENTS

Article	Description	Page No.

	Preamble	1
I	Recognition	1
II	Rates of Pay	2
III	Overtime	7
IV	Holidays	11
V	Vacations	12
VI	Sick Leave, Funeral Leave,
	and Leave of Absence	15
VII	Hospital, Medical, Dental,
	and Disability Insurance	17
VIII	The United Illuminating Company
	Pension Plan and The United
	Illuminating Company Plan for
	Employees' Disability Benefits	21
IX	Safety	23
X	Seniority	24
XI	Management	26
XII	Contracting Out Work	26
XIII	Union Security	27
XIV	Deduction of Union Dues	27
XV	Bulletin Boards	28
XVI	Grievance Procedure	28
XVII	Equal Employment Opportunity	30
XVIII	Governmental Regulations	30
XIX	Notices and Certifications	30
XX	Duration of Agreement	31

Exhibit	Description	Page No.

I	Schedule A: Rates of Pay for Occupational Classifications	34
I	Schedule B: Occupational Classifications	40
II	Principles of Seniority	42
III	Statement with Respect to Maintenance
	of Membership and Agency Shop
	Provision in Company-Union Contract	54
IV	Dues Deduction Authorization Form	55
V	ConnectiCare HMO 20/500 Core Plan	56

Exhibit	Description	Page No.

VI	Statement of Agreement for Sustaining and
	Improving the Joint Union-Management Partnership
	(“JUMP”) between the Company and
	Local 470-1 UWUA, AFL-CIO	62
VII	Levels of Union Involvement by Topic Areas	64
VIII	Levels of Involvement Between Union and Management	66
IX	Sickness Disability Benefits Chart	67
	Certificate Concerning Authorization
	to Execute Foregoing Agreement	68

Letters		Page No.

Group Life Insurance for Totally and Permanently Disabled Employees		69
Health Insurance for Eligible Dependents of Deceased Employees		70
Sickness Disability Benefits for Rehired Employees		71
Payment of Normal and Customary Cost Differential for Special Licenses		72
Life Insurance Coverage for Active Employees and Future and
Current Retirees		73
Post Retirement Health Insurance Benefits		74
Flame Retardant Clothing		78
Flame Retardant Clothing Program for Bargaining Unit Employees in
Electric System Operations		9
Joint Review of Final Bids from Health Insurance Carriers and Joint
Exploration of Future Health Care Plan Design Options		81
Work Shoe Allowance		82
Job Evaluation Plan Assessment		83
Job Evaluations During Term of Agreement		84
Multi-Skill Premium Grandfathering and Termination		85
Biweekly Pay Checks		86
Employees Buying Vacation Time		87
Management of Scheduled Overtime Work in the Field Sections of
Electric System Operations		88

ALPHABETICAL INDEX		89

AGREEMENT

Between

THE UNITED ILLUMINATING COMPANY

And

LOCAL 470-1 OF THE

UTILITY WORKERS UNION OF AMERICA, AFL-CIO

May 16, 2011

AGREEMENT entered into as of May 16, 2011, by and between THE UNITED ILLUMINATING COMPANY, hereinafter referred to as the "Company,” and LOCAL 470-1 OF THE UTILITY WORKERS UNION OF AMERICA, AFL-CIO, hereinafter referred to as the "Union.”

THIS AGREEMENT supersedes the agreement between the parties dated April 1, 2005.

WHEREAS, the Union and its predecessors were on August 13, 1942, April 6, l962, and July 11, 1973, certified by the National Labor Relations Board as the collective bargaining representative of certain of the employees of the Company; and

WHEREAS, both parties recognize that in the interests of public safety and the welfare of the community, the Company must furnish an adequate and uninterrupted supply of electricity; and

WHEREAS, both parties recognize the importance of continually increasing productivity and efficiency in providing electricity to the community at reasonable rates; and

WHEREAS, it is the desire of both parties to promote mutual confidence and understanding and to provide an adequate and uninterrupted supply of electricity;

NOW, THEREFORE, the parties agree as follows:

ARTICLE I
Recognition

SECTION l.  Pursuant to said certifications by the National Labor Relations Board, the Company recognizes the Union as the collective bargaining representative of all of its employees, including the assistant dispatcher, but excluding executives, supervisory employees, watch engineers, line foremen, guards, police, watchmen, technical employees, confidential employees private secretaries and persons having access to corporate books and payrolls, dispatchers, and receptionists directly connected with executive offices, for the purpose of collective bargaining with respect to rates of pay, wages, hours of employment, and other conditions of employment.

SECTION 2.  The term “employees” as used in this Agreement shall refer only to employees of the Company for whom the Union is the collective bargaining representative, as provided in Section 1 of this Article.  The use of a masculine pronoun in this Agreement shall be deemed to include the masculine and feminine gender.

ARTICLE II
Rates of Pay

SECTION l.  The parties accept and agree to an occupational classification system which is incorporated herein by reference, as set forth on various sheets in which each occupational classification is described, evaluated and classified by grade, and collectively referred to as Exhibit I.  A list of maximum and minimum rates of pay for all occupations is attached hereto and made a part hereof and marked Schedule A.  A list of the occupational classifications now included in Exhibit I showing the occupational code number and the grade of each such occupational classification, is attached hereto and made a part hereof and marked Schedule B.

SECTION 2.  No occupational classification shall be altered or modified unless changes in methods of operation justify the establishment of a new job or the reclassification of an existing job.  When a new job is established, or an existing job is reclassified, the job shall be described by supervision and one incumbent bargaining unit employee (designated by the Union) to a joint job evaluation committee.  The committee shall include two standing bargaining unit members (designated by the Union).  The appointed bargaining unit members (and one alternate designated by the Union) will receive formal training by the Company on the job evaluation plan prior to participating on the committee.  The committee will evaluate and classify the job by grade in accordance with the occupational classification system.  The Company will discuss the change with the Union at least one week before the change takes effect.

SECTION 3.  Any employees who have satisfactorily completed their probationary period, as described in Section 4 of this Article, whose rate of pay is less than the maximum rate of pay for their occupational classification, shall receive an increase (other than General or Promotional Increase) in their rate of pay of eighty-two cents per hour (but not to a rate higher than the maximum rate) effective on the first Sunday in December.

SECTION 4.  Prior to employment on a regular basis, a new employee will normally be required to serve a probationary period which shall not exceed six months and which ordinarily will not exceed three months.

SECTION 5.  (a)  When employees are promoted to a higher occupational classification, they shall receive as of the date of their promotion an increase in their rate of pay according to the following schedule, or an increase in their rate of pay to the maximum rate of pay of their new occupational classification, whichever is smaller:

Number of	Cents Per Hour
Grades Promoted	Increase
l	Twenty-three
2	Thirty-two
3	Forty-one
4 or 5	Fifty
More than 5	Fifty-nine

In special cases of employees who are receiving less than the minimum rate of pay of their new occupational classification, the employees shall receive as of the date of their promotion an increase in their rate of pay to the minimum of that occupational classification, or an increase in their rate of pay as designated in this paragraph above, whichever is greater.  The provisions of this paragraph shall not change an employees' scheduled increases as provided in Section 3 of this Article.

If the promotional increase as set forth above brings employees' rate of pay to a rate 3 cents or less below the maximum for their new occupational classification, employees' regular hourly rate of pay will be increased to the maximum rate of pay for their new occupational classification.

(b)  Prior to promotion to a higher occupational classification,  employees may be required to show successful performance in the higher occupational classification for a trial period not to exceed ninety days; successful completion of a trial period in less than ninety days will be determined solely by Management.  However, employees shall receive an increase in their rate of pay in accordance with paragraph (a) effective upon the date of their assignment to the higher occupational classification.

The term “promotion to a higher occupational classification,” as used in this sub-section, shall include employees moving to an occupational classification of the same or lower grade when that classification involves developing new job knowledge and skills that they did not previously demonstrate proficiency on in other occupational classifications.  When employees move to an occupational classification of the same or lower grade that does not involve developing new job knowledge and skills, they will have a trial period of five business days.

SECTION 6.  (a)  When a supervisor expressly assigns an employee temporarily, except for training purposes, to work in a higher classification (including overtime hours), the employee shall receive temporary assignment pay equal to the maximum hourly rate of pay in effect for the assigned higher classification (in accordance with Exhibit I, Schedule A) for each hour worked on temporary assignment.  When a supervisor expressly assigns an employee temporarily, except for training purposes, to work in a management position (including overtime hours), the employee’s regular hourly rate shall be increased $3.50 per hour for each hour worked on temporary assignment.

(b)  Supervision will assign the qualified and available most senior employee, based on Classification Seniority, to a temporary assignment in a higher classification or supervisory position.

  (c) Temporary assignment to a management trainer position will be at the discretion of Management, after consultation with Union leadership, to select the most qualified senior individual to train others.

  (d)  No temporary assignment of more than 35 hours per week shall continue more than six months, except in unusual circumstances, such as an assignment to a project of limited duration or an assignment caused by sickness, injury, or leave of absence.  If temporary assignment exceeds 35 hours per week for more than six months for other than unusual circumstances listed above, the Company either shall declare a vacancy in the higher classification or shall cease the use of temporary assignment in excess of 24 hours per week for that classification for a six-month period.

  (e)  As soon as possible after the first of each month, the Company shall furnish the Union with a list of those employees temporarily assigned to a higher occupational classification.

SECTION 7.  When an employee is changed from one occupational classification to another, the Company shall notify the Union of such change unless it shall have given the notice required under Section 3, of Article X.

SECTION 8.  The regular hourly rate of any employee regularly scheduled to work rotating tours of duty in connection with a job which normally must be continuously covered 24 hours per day including Saturdays, Sundays and holidays (hereinafter referred to as a "rotating shift employee"), shall be increased $1.90 per hour for all hours paid.

SECTION 9.     (a) When any employee who is not a rotating shift employee is regularly scheduled to work sixteen hours or more (other than overtime hours) on any night shift in any one week, the employee’s regular hourly rate will be increased $1.60 per hour for that week and this higher rate will be the basis of compensation for that week.  Night shift shall be construed to mean all regular schedules starting at or between 10:00 P.M. and 5:59 A.M.

  (b) When any employee who is not a rotating shift employee is regularly scheduled to work sixteen hours or more (other than overtime hours) on any afternoon shift (or sixteen hours consisting of eight hours on any afternoon shift and eight hours on any night shift) in any one week, the employee’s regular hourly rate will be increased $1.60 per hour for that week and this higher rate will be the basis of compensation for that week.  Afternoon shift shall be construed to mean all regular schedules starting at or between 1:00 P.M. and 9:59 P.M.  The provisions of this paragraph shall apply to the second shift in Power Delivery Overhead, but shall not apply to any employee who qualifies under the provisions of paragraph (a).

  (c) In the case of an employee entitled under the provisions of paragraph (a) or (b) to shift premium for hours worked during the payroll period immediately preceding such employee's holiday or vacation period, the same shift premium shall be considered a part of such employee's regular hourly rate for the purpose of computing the holiday or vacation pay to which such employee may be entitled under Article IV or Article V respectively.

SECTION 10.  When employees are required to work on Sunday, they shall receive an additional $6.05 ($6.20 effective May 16, 2012; $6.35 effective May 16 2013; $6.50 effective May 16, 2014; $6.65 effective May 16, 2015; and $6.80 effective May 16, 2016) for each hour worked, and such additional amount shall be deemed to be a part of such employees' regular hourly rate for that day.

SECTION 11.  Whenever employees are required by the Company to attend First Aid Meetings or classes of instruction pertaining to new devices or equipment adopted by the Company, the time spent at such meetings shall be considered as hours worked and the pay for such hours shall be computed in the same manner as that for other hours worked.

SECTION 12.  The regular hourly rate for all employees in occupational classifications designated as bilingual shall be increased by seventy-five cents (eighty cents effective May 16, 2012; eighty-five cents effective May 16 2013; ninety cents effective May 16, 2014; ninety-five cents effective May 16, 2015; and $1.00 effective May 16, 2016)  for each hour paid.

SECTION 13.  The Company will provide 48 hours notice to any employees whose scheduled starting time or quitting time is changed or whose scheduled day off is changed or whose regular schedule is reinstated after such a change.  If 48 hours notice is not given, the employees shall receive one and one-half times their regular hourly rate during the first work period in the new schedule for each of the first 8 hours worked which are outside of their prior schedule, provided those hours otherwise would have been paid at straight time.  This provision shall not apply to employees who do not have a regular schedule, to employees' return to their regular schedule within 48 hours of the original change, or to any employees who request the change.

SECTION l4.  Employees who are no longer able to do satisfactorily the work in their regular occupational classification because of their mental or physical condition shall receive either the regular hourly rate they were receiving at the time of their disability or the regular hourly rate of any occupational classification to which they may be assigned, the work in which they are then able to do, whichever rate is higher.

SECTION 15.  For the purposes of this Article, each cent per hour shall be construed to mean forty cents per week for those employees who are paid by the week.

SECTION 16.  Whenever employees are assigned to work on other utilities' properties under the Utilities Mutual Assistance Program, twice the regular hourly rate shall be paid for all hours of travel time or work time provided such hours otherwise would have been paid at straight time or one and one-half times the regular hourly rate.

SECTION 17.  When the travel distance between employees' home and their temporary work location is greater than the travel distance between their home and their regular work location and they are authorized to provide their own transportation, they shall be paid mileage at a rate determined by the Company for the additional distance and shall be reimbursed for additional tolls.

SECTION 18.(a)  The regular hourly rate for all Line Group Leaders, Line Trouble Shooters, and Line Workers First Class, subject to the Company’s procedures governing the use of rubber gloves on lines and equipment energized at voltages in excess of 5,000 volts, shall be increased by a differential in the amount of $2.50 ($2.60 effective May 16, 2012; $2.70 effective May 16 2013; $2.80 effective May 16, 2014; $2.90 effective May 16, 2015; and $3.00 effective May 16, 2016) for each hour paid.

(b)  The regular hourly rate for all  Overhead Line apprentices who have completed 18 months of service as a Power Delivery Apprentice and who have successfully completed the “Rubber Gloving Training Program” shall be increased by a differential in the amount $2.50 ($2.60 effective May 16, 2012; $2.70 effective May 16 2013; $2.80 effective May 16, 2014; $2.90 effective May 16, 2015; and $3.00 effective May 16, 2016) for each hour paid.

SECTION 19.  When employees are assigned to be on call to report for work, if necessary, outside of their regular daily schedule of hours on a Saturday, Sunday, or holiday, except for Christmas, Thanksgiving, and Christmas Eve (per Article IV), they shall receive two hours’ pay at their regular hourly rate for each 12-hour period so assigned (i.e., midnight to noon or noon to midnight in a calendar day).  On Christmas, employees on call shall receive eight hours’ pay at their regular hourly rate for each 12-hour period so assigned.  On Thanksgiving, employees on call shall receive six hours’ pay at their regular hourly rate for each 12-hour period so assigned.  On Christmas Eve, employees on call shall receive four hours’ pay at their regular hourly rate for each 12-hour period so assigned.

The following on-call requirements shall apply to all employees:
(a)  Once contacted, on-call employees are expected to arrive at their designated work location within 30-60 minutes of being notified to report for work.
(b)  Employees who are on call must be available and fit for duty for the full 12-hour calendar day to be eligible for the on-call pay rate.
(c)  Employees will be given the option of using a Company cell phone or their own personal phone.  In either case, they must notify supervision if they are aware of being in a cell phone “dead zone.”
(d)  Canvassing for on call will be based on local overtime distribution lists.  The issue of charging employees for turning down on call will be handled by each area locally.
(e)  Stand-by crew requirements will not be pre-defined, but rather will be determined by the needs of the Restore Process Management.

Management prefers that employees volunteer for on call work assignments and has an interest in fostering such volunteering by utilizing on call as part of normal business operations based on need.  Whenever Management determines that on-call coverage is necessary, they first will canvass employees for volunteers in accordance with each area’s current weekly overtime distribution list.  Management will give employees at least one week’s advance notice of the potential or actual need for on-call work.  For forecasted storm situations, where one week’s notice may not be feasible, Management will provide as much advance notice as reasonably possible.  If Management’s canvass produces an insufficient number of on-call volunteers, Management reserves its right to assign employees to be on call, in accordance with Article XI.  Required on-call assignments will be limited to one 12-hour period in any workweek, with the exception of extraordinary circumstances, such as a severe weather related event.

SECTION 20.  As shown in Exhibit I, Schedule A, the rates of pay for the Weekly and Hourly Occupational Classifications will be increased as follows:

(a)	Effective May 15, 2011: 3.0% General Increase
(b)	Effective May 13, 2012: 3.0% General Increase
(c)	Effective May 19, 2013: 3.0% General Increase
(d)	Effective May 18, 2014: 3.3% General Increase
(e)	Effective May 17, 2015: 3.3% General Increase
(f)	Effective May 15, 2016: 3.3% General Increase

ARTICLE III
Overtime

SECTION l.  One and one-half times the regular hourly rate shall be paid to all employees for hours worked in excess of forty hours in any one week, exclusive of any hours worked on a holiday, for which payment is to be made in  accordance with the provisions of Article IV.

SECTION 2.  For employees whose regular daily schedule is eight hours or less, one and one-half times the regular hourly rate shall be paid for hours worked over eight hours in any one day, exclusive of any hours worked on a holiday for which payment is to be made in  accordance with the provisions of Article IV.

SECTION 3.  Overtime rates of pay shall not be applied more than once to any particular hour worked.

SECTION 4.  Employees required to report for work outside of and not contiguous to their regularly scheduled workweek shall receive a minimum payment equivalent to four and one-half times their regular hourly rate.  Employees called in to work before the beginning of their regular work day and who are required to stop work two hours or less immediately preceding their regular work day or who are called in to work two hours or less immediately following their regular work day shall receive compensation in such cases based upon continuous time from the beginning of the overtime period until their regular starting time and from the end of their regular work day to the time employees finally stop work, but in no event less than four and one-half times their regular hourly rate.  Such paid, not worked continuous time will be included in qualifying employees for being in an "extended work period," as defined in Article III, Section 7.

Employees called in to work outside of and not contiguous to their regularly scheduled work week and who are required to stop work two hours or less immediately preceding their being called in again to work outside of and not contiguous to their regular work day shall receive compensation in such cases at one and one-half times employees’ regular hourly rate based upon continuous time from the end of one overtime period to the beginning of the next overtime period.  Such paid, not worked continuous time will be included in qualifying employees for being in an "extended work period," as defined in Article III, Section 7.

The Company shall continue to assign overtime work as far in advance as is practicable.  If an overtime work assignment, which is outside of and not contiguous to employees' regularly scheduled work week, is canceled by less than twelve hours' notice to the employees prior to the start of the work, they shall receive two hours' pay at their regular hourly rate.

SECTION 5.  For work outside of and not contiguous to the regular schedule of hours, the Company will either provide a meal or pay a meal allowance of $12.15 ($12.45 effective May 16, 2012; $12.75 effective May 16, 2013; $13.05 effective May 16, 2014; $13.35 effective May 16, 2015; and $13.65 effective May 16, 2016) for the first two consecutive hours of such work assigned with less than twelve hours' notice, and an additional meal or meal allowance of $12.15 ($12.45 effective May 16, 2012; $12.75 effective May 16, 2013; $13.05 effective May 16, 2014; $13.35 effective May 16, 2015; $13.65 effective May 16, 2016) for every five consecutive hours of such work thereafter.

For work outside of and not contiguous to the regular schedule of hours, the Company will either provide a meal or pay a meal allowance of $12.15 ($12.45 effective May 16, 2012; $12.75 effective May 16, 2013; $13.05 effective May 16, 2014; $13.35 effective May 16, 2015; $13.65 effective May 16, 2016) for the first ten consecutive hours of work assigned with at least twelve hours' notice, and an additional meal or meal allowance of $12.15 ($12.45 effective May 16, 2012; $12.75 effective May 16, 2013; $13.05 effective May 16, 2014; $13.35 effective May 16, 2015; $13.65 effective May 16, 2016) for every five consecutive hours of such work thereafter.

For work contiguous to the beginning and/or end of the regular daily schedule of hours, the Company will either provide a meal or pay a meal allowance of $12.15 ($12.45 effective May 16, 2012; $12.75 effective May 16, 2013; $13.05 effective May 16, 2014; $13.35 effective May 16, 2015; $13.65 effective May 16, 2016) for the first two additional hours of work (provided the employee has worked at least ten consecutive hours) and an additional meal or meal allowance of $12.15 ($12.45 effective May 16, 2012; $12.75 effective May 16, 2013; $13.05 effective May 16, 2014; $13.35 effective May 16, 2015; $13.65 effective May 16, 2016) for every five consecutive hours of work thereafter.

One-half hour paid meal time will be provided to any employee who is entitled to a meal or a meal allowance under Section 5 and who works at least two hours, either outside of and not contiguous to the regular schedule of hours, or outside of and contiguous to the regular daily schedule of hours.  Paid mealtime not taken during the work event will be included in the calculation of rest time in Article III, Section 6, and in determining the start time for the eight-hour rest period provided for in Article III, Section 7.  Paid mealtime not taken also will be paid at two times an employee’s regular hourly rate when part of a seven-consecutive-day work event that goes contiguously past midnight of the employee’s second scheduled day off in accordance with Article III, Section 10.

SECTION 6.  (a)  When employees, not having at least four hours' notice, are required to work within the eight-hour period that immediately precedes their regular daily schedule, they shall be entitled to a rest period at the beginning of their regular daily schedule of hours equal to the number of hours worked within the preceding eight-hour period, with pay at their regular hourly rate.  The Company may permit employees to take their rest period, if less than eight hours, at any time during their regular daily schedule of hours.  If employees are required to work during all or part of such rest period, they shall receive additional pay for those hours worked, at their regular hourly rate.  The provisions of this Section 6 (a) shall be in place of and not cumulative with the provisions of Article III, Section 4 and Article III, Section 7; provided, however, employees may choose to be paid in accordance with Article III, Section 4 instead of in accordance with the provisions of this Section, but they may not be paid under both Sections, and any hours worked within the preceding eight-hour period, which are the basis for any claim for compensation under this Section 6 (a), shall not be deemed to be hours worked for the purpose of Article III, Section 7.

(b)  When employees, having at least four hours notice, are required to work within the four-hour period that is between four and eight hours before the start of their regular daily schedule, they shall be entitled to a rest period during their regular daily schedule equal to the number of hours worked during the specified four-hour period, up to a maximum of four hours.  If employees continue working up to the start of their regular daily schedule, they shall take their rest period at the end of their regular daily schedule.  In such cases, employees will not be eligible for overtime work until eight hours have elapsed from the start of their rest period.  If employees do not work up to the start of their regular daily schedule, they shall take the rest period at the beginning of their regular daily schedule.  The provisions of this Section 6 (b) shall be in place of and not cumulative with the provisions of Article III, Section 4 and Article III, Section 7; provided, however, employees may choose to be paid in accordance with Article III, Section 4 instead of in accordance with the provisions of this Section 6 (b), but they may not be paid under both Sections, and any hours worked within the specified four-hour period, which are the basis for any claim for compensation under this Section, shall not be deemed to be hours worked for the purpose of Article III, Section 7.

SECTION 7.  (a)  Employees required to work for an "extended work period,” as hereinafter defined, shall during such period be entitled to additional pay, as hereinafter specified, in addition to being paid at their regular hourly rate for all hours worked during such period.  By definition, employees shall be deemed to be in an "extended work period" as of any moment if, but only if, they worked at least l6 hours during the 20 hours immediately preceding such moment.  The additional pay for such period shall be determined as follows:

(l)	For such of the first 8 hours of such extended work period, they shall be paid additional pay at their regular hourly rate.

(2)
For all hours worked during such extended work period after the first 8 hours thereof, they shall be paid additional pay at one and one-half times their regular hourly rate.  For all hours worked during such extended work period after the first 8 hours thereof that fall within their regular daily schedule of hours, which shall be deemed to apply on regular days off, holidays and vacation days, they shall be paid additional pay at one-half times their regular hourly rate.  Hours qualifying for payment under the provision of this subsection (a)(2) shall not be deemed to be hours worked for the purposes of computing overtime payable under the provisions of Article III (except that such of those hours as fall within their regularly scheduled work week shall be counted in determining the forty hours referred to in Section l of Article III) or for the purpose of determining premium pay for holiday hours worked under the provisions of Section 3, of  Article IV.

(b)  In addition, upon the completion of any extended work period, employees shall be entitled to a rest period of 8 hours immediately following such extended work period and shall be paid at their regular hourly rate for such of said 8 hours as fall within their regular daily schedule of hours.  For the purposes of this subsection (b), the regular daily schedule of hours shall be deemed to apply on regular days off, holidays, and vacation days.

(c)  Employees who work up to an extended work period by virtue of having worked exactly 16 hours during the immediately preceding 20 hours shall be entitled to a rest period of 8 hours beginning at the completion of the sixteenth hour of work.  They shall be paid at their regular hourly rate for such of said 8 hours as fall within their regular daily schedule of hours.  For the purposes of this subsection (c), the regular daily schedule of hours shall be deemed to apply on regular days off, holidays, and vacation days.

SECTION 8.  In any week during which a holiday occurs, or in any week during which an employee is absent due to a bona fide illness, extreme fatigue owing to previous overtime work, jury duty, or an authorized personal absence for Union business, hours worked (exclusive of any hours worked on a holiday for which payment is to be made in accordance with the provisions of Article IV), which would have qualified under the other provisions of this Agreement for the overtime rate of one and one-half times the regular hourly rate had such holiday or such absence not occurred, shall be paid for at such overtime rate.

SECTION 9.  The Company will endeavor to distribute overtime work fairly among the qualified employees,  having in mind employees' availability and willingness to respond promptly to calls for emergency work.  Employees who are called in for emergency work (exclusive of on-call assignments per Article II, Section 19) are expected to arrive at their designated work location within one hour of being notified, unless arrangements have been made with supervision.

SECTION l0.  Any employees who work on each of seven consecutive days in any one calendar week will receive two times their regular hourly rate for all hours worked on their second scheduled day off during that week, as well as for hours worked beyond midnight of their second scheduled day if contiguous to hours worked on the second scheduled day, provided all such hours otherwise would have been paid at one and one-half times their regular hourly rate.

SECTION 11.  Construction Operations employees in Electric System Operations and Standard Field employees in Client Fulfillment who are required to report for field work outside of and not contiguous to their regularly scheduled work week, exclusive of those who are on call in accordance with Article II, Section 19, shall be paid one half-hour at one and one-half times their regular hourly rate, in addition to all other compensation and benefits provided for by Article III.  For the purpose of this payment, Construction Operations employees do not include administrative clerks, drafters, and GIS assistants; Standard Field employees do include Meter Lab Techs, but do not include administrative support staff.

This additional half-hour of compensation will qualify for any premium payable for all hours paid, including those provided for in Article II, Sections 8, 9 and 18.  However, this half-hour payment will not qualify employees for any other compensation or benefits, such as additional rest time, mealtime or meal allowance in Article III.  Also, the additional half-hour of pay shall be in lieu of any paid personal clean-up time in excess of fifteen minutes on Company property at the end of the overtime work assignment, unless such additional clean-up time is explicitly approved by Management.

ARTICLE IV
Holidays

SECTION l.  The following shall be deemed to be holidays and the word "holiday" as used herein shall refer only to such holidays:

New Year's Day	Labor Day
Martin Luther King's Day	Columbus Day
Washington's Birthday	Veterans Day
Good Friday	Thanksgiving Day
Memorial Day	Friday after Thanksgiving
Independence Day	Christmas Day

When a holiday falls on Sunday, the following Monday shall be deemed to be the holiday in its stead, except that, for those employees whose regularly scheduled work week includes that Sunday, the holiday will be observed on Sunday.  When a holiday falls on Saturday, the preceding Friday shall be deemed to be the holiday in its stead, except that, for those employees whose regularly scheduled workweek includes that Saturday, the holiday will be observed on Saturday.

SECTION 2.  Employees shall be provided with a half day of paid time off on either Christmas Eve or New Year’s Eve, or with the equivalent paid time off at a different time, which will be solely at the discretion of the Company.  However, this provision will not apply if Christmas Eve and New Year’s Eve fall on a Saturday or Sunday.

SECTION 3.  Employees who are not required to work on a holiday shall be paid at their regular hourly rate for those hours of the holiday which fall within their regularly scheduled workweek.

SECTION 4.  (a)  In addition to the pay specified in Section 3 of this Article,  employees who are required to work on a holiday shall be paid at one and one-half times their regular hourly rate for all holiday hours worked within their regularly scheduled work week, they shall be paid at twice their regular hourly rate for all holiday hours worked outside their regularly scheduled work week, and they shall be paid an additional one-half of their regular hourly rate for all holiday hours worked in excess of eight.  Hours worked on a holiday shall not be considered in computing overtime pay.   Employees required to report for work on a holiday shall receive a minimum payment equivalent to four and one-half times their regular hourly rate.

(b)  Employees who are required to work on a holiday and who are required to work beyond midnight of the holiday will continue to be paid at the applicable rate specified in Section 4(a) of this Article for hours worked beyond midnight of the holiday if such hours are contiguous to hours worked on the holiday.

(c)   Employees who are required to work on December 25th shall be paid at twice their regular hourly rate for all hours worked.

SECTION 5.   Employees who are regularly scheduled to work eight hours or more per day on each of two or more Saturdays and/or Sundays per month and who are regularly scheduled to work on the average forty hours or more per week shall receive pay at their regular hourly rate for eight hours for each holiday which occurs on their day of relief, provided that on their last scheduled day before or on their first scheduled day after the holiday they work their regularly scheduled hours.

SECTION 6.  In the event that a holiday falls during  employees’ vacation period, they shall receive an additional day off at a time that is mutually agreeable to the Company and the employees and that frequently will not adjoin the regular vacation period.

SECTION 7.  The Company will administer disciplinary suspensions as to not include any holidays.

ARTICLE V
Vacations

SECTION l.  During each calendar year, the Company will grant vacations with pay as follows:

(a)
Six weeks to employees whose period of continuous service as of the end of the preceding calendar year equaled or exceeded 34 years, for which vacation the employees will receive the equivalent of 240 times their regular hourly rate, subject to the provision, however, that the six weeks will not ordinarily be scheduled in one continuous period.

(b)
Five weeks and four days to employees [except employees covered by the provisions of subsection (a) above] whose period of continuous service as of the end of the preceding calendar year equaled or exceeded 33 years, for which vacation the employees will receive the equivalent of 232 times their regular hourly rate, subject to the provision, however, that the five weeks and four days will not ordinarily be scheduled in one continuous period.

(c)
Five weeks and three days to employees [except employees covered by the provisions of subsection (a) or (b) above] whose period of continuous service as of the end of the preceding calendar year equaled or exceeded 32 years, for which vacation the employees will receive the equivalent of 224 times their regular hourly rate, subject to the provision, however, that the five weeks and three days will not ordinarily be scheduled in one continuous period.

(d)
Five weeks and two days to employees [except employees covered by the provisions of subsection (a), (b), or (c) above] whose period of continuous service as of the end of the preceding calendar year equaled or exceeded 31 years, for which vacation the employees will receive the equivalent of 216 times their regular hourly rate, subject to the provision, however, that the five weeks and two days will not ordinarily be scheduled in one continuous period.

(e)
Five weeks and one day to employees [except employees covered by the provisions of subsection (a), (b), (c), or (d) above] whose period of continuous service as of the end of the preceding calendar year equaled or exceeded 30 years, for which vacation the employees will receive the equivalent of 208 times their regular hourly rate, subject to the provision, however, that the five weeks and one day will not ordinarily be scheduled in one continuous period.

(f)
Five weeks to employees [except employees covered by the provisions of subsection (a), (b), (c), (d), or (e) above] whose period of continuous service as of the end of the preceding calendar year equaled or exceeded 24 years, for which vacation the employee will receive the equivalent of 200 times their regular hourly rate, subject to the provision, however, that the five weeks will not ordinarily be scheduled in one continuous period.

(g)
Four weeks and four days to employees [except employees covered by the provisions of subsections (a), (b), (c), (d), (e), or (f) above] whose period of continuous service as of the end of the preceding calendar year equaled or exceeded 23 years, for which vacation the employees will receive the equivalent of l92 times their regular hourly rate, subject to the provision, however, that the four weeks and four days will not ordinarily be scheduled in one continuous period.

(h)
Four weeks and three days to employees [except employees covered by the provisions of subsections (a), (b), (c), (d), (e), (f) or (g) above] whose period of continuous service as of the end of the preceding calendar year equaled or exceeded 22 years, for which vacation the employees will receive the equivalent of 184 times their regular hourly rate, subject to the provision, however, that the four weeks and three days will not ordinarily be scheduled in one continuous period.

(i)
Four weeks and two days to employees [except employees covered by the provisions of subsections (a), (b), (c), (d), (e), (f) (g) or (h) above] whose period of continuous service as of the end of the preceding calendar year equaled or exceeded 21 years, for which vacation the employees will receive the equivalent of l76 times their regular hourly rate, subject to the provision, however, that the four weeks and two days will not ordinarily be scheduled in one continuous period.

(j)
Four weeks and one day to employees [except employees covered by the provisions of subsections (a), (b), (c), (d), (e), (f), (g), (h) or (i) above] whose period of continuous service as of the end of the preceding calendar year equaled or exceeded 20 years, for which vacation the employees will receive the equivalent of l68 times their regular hourly rate, subject to the provision, however, that the four weeks and one day will not ordinarily be scheduled in one continuous period.

(k)
Four weeks to employees [except employees covered by the provisions of subsections (a), (b), (c), (d), (e), (f), (g), (h), (i) or (j) above] whose period of continuous service as of the end of the preceding calendar year equaled or exceeded l4 years, for which vacation the employees will receive the equivalent of l60 times their regular hourly rate, subject to the provision, however, that the four weeks will not ordinarily be scheduled in one continuous period.

(l)
Three weeks to employees [except employees covered by the provisions of subsections (a), (b), (c), (d), (e), (f), (g), (h), (i), (j) or (k) above] whose period of continuous service as of the end of the preceding calendar year equaled or exceeded 5 years, for which vacation the employees will receive the equivalent of 120 times their regular hourly rate, subject to the provision, however, that the three weeks will not ordinarily be scheduled in one continuous period.

(m)
Two weeks to employees [except employees covered by the provisions of subsections (a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k) or (l) above] who are on the payroll on or before May l of the preceding calendar year and continuously thereafter until the end of the preceding calendar year, for which vacation the employees will receive the equivalent of 80 times their regular hourly rate.

(n)
One week to employees who were employed after May l but on or before November l of the preceding calendar year and who were continuously on the payroll thereafter until the end of the preceding calendar year, for which vacation the employees will receive the equivalent of 40 times their regular hourly rate.

(o)
Except for employees who are entitled to six weeks' vacation pursuant to subsection (a) above, one additional week to employees who are at least 62 years of age as of the end of the preceding calendar year, for which week the employees will receive the equivalent of 40 times their regular hourly rate.

SECTION 2.  Consideration will be given where possible to the wishes of the employees in determining the time of their vacations, but the final decision as to an employee's vacation period will rest exclusively with the Company.

SECTION 3.  If during any calendar year conditions have made it impossible for the Company to grant to any employees all or part of their vacation, such employees will receive, in addition to their regular pay, compensation at their regular hourly rate for such part of the vacation as the Company was unable to grant.  In the alternative, employees may elect to carry over up to forty hours of vacation that the Company could not grant, which must be taken the following calendar year.

SECTION 4.  In the event that the Company finds it necessary to postpone the scheduled vacation of any employees and is unable to assign them another vacation period which is suitable to them, they shall receive vacation pay in accordance with the provisions of Section 3 of this Article.

SECTION 5.  In the event any employees are sick at the time their vacation is scheduled to begin, the Company shall upon request of such employees grant a later vacation period within the calendar year if it is practicable to do so.  If the Company is unable to grant a later vacation or if such later vacation is not suitable to the employees, they shall receive vacation pay in accordance with the provisions of Section 3 of this Article.

SECTION 6.  In each calendar year, employees who are on approved sick leave and who have no available paid sick allowance under Article VI, Section 1, may elect to use available paid vacation hours in accordance with above Section 1 during the one-week waiting period, if applicable, under the Company’s Plan for Employees’ Disability Benefits.  Employees must complete a form through supervision that authorizes Payroll to use their available paid vacation hours to convert some or all of the forty hours of unpaid sick time during the waiting period to paid sick time.

SECTION 7.  In the event employees are called in from vacation for emergency work, they shall be paid, in addition to their vacation pay, as set forth in Section l of this Article, twice their regular hourly rate for all hours worked during their vacation, but in no event shall the employees receive less than the equivalent of eight hours' pay at their regular hourly rate for each time they are called in for such emergency work.

SECTION 8.  Upon the termination of employees' services with the Company, voluntarily or otherwise, they shall be paid any vacation pay not previously paid to them which would, except for such termination, be payable to them during the then current calendar year.  Upon the death of employees, any vacation pay payable to them hereunder shall be mailed to their last known address.

SECTION 9.  If termination is due to retirement, employees shall also be paid an amount equivalent to the vacation pay that would, except for such retirement, have been payable to them during the calendar year immediately following the year of their retirement, except that it shall be paid pro-rata based on the number of completed months of employment during the calendar year in which they retired.

SECTION 10.  Notwithstanding any other provision in this Article, a full-time employee who terminates employment with at least one year of continuous service and who is subsequently re-employed by the Company as a full-time employee will be credited with the amount of the employee's pre-break service for the purpose of computing the employee's vacation eligibility under Section 1 hereof, effective one year after the employee's rehire.

ARTICLE VI
Sick Leave, Funeral Leave, and Leave of Absence

SECTION l.  (a)  When employees are absent from work due to sickness and satisfies the Company that such absence from work is warranted, the Company will pay such employees at their regular hourly rate for such hours of absence within their regularly scheduled work week, subject to the limitation that hours for which such pay is allowed shall not aggregate more than 40 for any calendar year, provided, however, that up to 200 hours of unused sick allowance may be accumulated and will be used before the 40 hours of sick allowance for the current year.  The provisions of this Article shall not affect any Sickness Disability Benefits to which employees may be entitled under "The United Illuminating Company Plan for Employees' Disability Benefits."

Each calendar year, employees who have accumulated more than 120 hours of unused sick allowance may elect to sell back to the Company the unused hours in excess of 120 up to the allowed maximum of 200 hours.  Employees shall be compensated for each hour of exchanged sick allowance in an amount equal to one-half times their regular hourly rate, which would not qualify as pensionable earnings.

(b)  During each calendar year, with the prior authorization of the supervisor, the Company will grant to employees who are not shift workers, as defined in Section 1 (c) of this Article, eight hours of personal paid absence in lieu of eight of the aggregate of forty hours of absence due to sickness in Section 1 (a) of this Article.  Employees must have at least eight hours of unused sick time to take a paid personal day, which also may be taken in increments of one hour.  Employees may not accumulate unused personal time from year to year.

(c)  During each calendar year, with the prior authorization of the supervisor, the Company will grant to shift workers whose schedule includes an afternoon or evening start time twenty-four hours of personal paid absence in lieu of twenty-four of the aggregate of the forty hours of absence due to sickness in Section 1 (a) of this Article.  Employees must have at least twenty-four hours of unused sick time to take three paid personal days, which also may be taken in increments of four hours.  Employees may not accumulate unused personal time from year to year.

SECTION 2.  (a)  When any employees are absent from work due to the death of their spouse (or domestic partner of record with the Company), child, step child, foster child, or parent (or step-parent or foster parent in lieu of parent), the Company will pay such employees at their regular hourly rate for such hours of absence within their regularly scheduled work week, up to a maximum of 40 hours.

(b)  When any employees are absent from work due to the death of their brother, half-brother, sister, half-sister, or parent-in-law, the Company will pay such employees at their regular hourly rate for such hours of absence within their regularly scheduled work week, up to a maximum of 24 hours.

(c)  When any employees are absent from work due to the death of their grandparent or grandchild, the Company will pay such employees at their regular hourly rate for such hours of absence within their regularly scheduled workweek, up to a maximum of 8 hours.

(d)  When an employees are absent from work in order to serve as a pallbearer for another employee, the Company will pay such employees at their regular hourly rate for such hours of absence within their regularly scheduled work week, up to a maximum of 8 hours.

(e)  Payment under this Section is subject to the Company being satisfied that such absence is warranted.

SECTION 3.  Leaves of absence without pay not to exceed two weeks in any contract year shall be granted upon the request of the Union, to not more than three members of the Union, provided the absence of the employees selected by the Union shall not in the opinion of the Company interfere with the Company's operations or cause undue hardship to other employees.

SECTION 4.  A leave of absence without pay or any other benefits shall be granted upon the request of the Union to enable not more than one employee to serve as a Union representative.  Upon reinstatement at the termination of the Leave of Absence, the time spent on the Leave of Absence shall be added to the employee's Classification Seniority and Company Service for seniority purposes.  Such time shall not be included in the employee’s years of service or of employment for any other purpose, including vacations, pensions, or sickness disability benefits, but the Leave of Absence shall not constitute a break in "continuous" service so as to result in a loss of previously accrued years of service or of employment for any purpose, including vacations, pensions, or sickness disability benefits.

SECTION 5.  When employees are required to be absent from work to serve as a juror, the Company will pay such employees the difference between their jury pay and their regular hourly rate for such hours of absence within their regularly scheduled workweek.

ARTICLE VII
Hospital, Medical, Dental and Disability Insurance

SECTION 1.  The Company will make available to employees the ConnectiCare HMO 20/500 Plan providing the hospital and medical benefits set forth in Exhibit V, which is attached hereto and made a part hereof.  From May 16, 2011 to December 31, 2011, the Company will pay 83.5% of the cost of the premiums for such coverage for all employees and their eligible dependents, if any, and employees shall pay the remaining premium costs for themselves and their eligible dependents, if any.  Thereafter, the Company and employees will share the cost of the premiums for such coverage for all employees and their eligible dependents, if any, as set forth in subsections 1 (a)-(f) below:

(a)
Effective January 1, 2012, the Company will pay 82.5% of the premium costs for employees and their eligible dependents, if any.  Employees shall pay the remaining premium costs for themselves and their eligible dependents.

(b)
Effective January 1, 2013, the Company will pay 81.5% of the premium costs for employees and their eligible dependents, if any.  Employees shall pay the remaining premium costs for themselves and their eligible dependents.

(c)
Effective January 1, 2014, the Company will pay 80% of the premium costs for employees and their eligible dependents, if any.  Employees shall pay the remaining premium costs for themselves and their eligible dependents.

(d)
Effective January 1, 2015, the Company will pay 80% of the premium costs for employees and their eligible dependents, if any.  Employees shall pay the remaining premium costs for themselves and their eligible dependents.

(e)
Effective January 1, 2016, the Company will pay 80% of the premium costs for employees and their eligible dependents, if any.  Employees shall pay the remaining premium costs for themselves and their eligible dependents.

(f)
Effective January 1, 2017, the Company will pay 80% of the premium costs for employees and their eligible dependents, if any.  Employees shall pay the remaining premium costs for themselves and their eligible dependents.

SECTION 2.   Effective January 1, 2012, the Company shall have the right to replace the health insurance plan described in Section 1 with a substitute plan that provides benefits comparable to, but not identical to, the overall level of benefits described on Exhibit V.  For purposes of this section, overall comparability shall be determined without regard to (a) any changes in the identity of the carrier, (b) any differences in plan provisions concerning the administration of benefits and procedures for obtaining reimbursement for services, and (c) any differences based on a one-for-one comparison of specific benefits in the substitute plan and those listed on Exhibit V, it being recognized by the parties that differences in benefits offered for specific services do not necessarily render plans materially dissimilar on a comprehensive basis and that the intent of this section is to ensure only that any substitute plans adopted by the Company approximate prior plans without a material change in the overall level of benefits provided to employees and their eligible dependents.  The Company will solicit the input of the Union prior to adopting a substitute plan under this section, and will allow for Union representation on any committee formed for the purpose of reviewing the provisions of any substitute plans considered by the Company.

SECTION 3.   During the term of this Agreement,

(a)
The Company will make available a Comprehensive Dental Expense Plan for all employees and their eligible dependents, if any, which plan will provide a calendar year maximum of $2,500 per person (including orthodontic treatment), a lifetime maximum of $5,000 per person (excluding orthodontic treatment), a lifetime maximum of $1,500 per person for orthodontic treatment, and a calendar year deductible of $75 per covered person.  The Company and employees will share the cost of the premiums for such coverage for all employees and their eligible dependents, if any, in accordance with the following schedule:

From May 16, 2011 to December 31, 2011, the Company will pay 83.5% of the cost of the premiums for employees and their eligible dependents, if any.  Employees shall pay the remaining premium costs for themselves and their eligible dependents.

Effective January 1, 2012, the Company will pay 82.5% of the premium costs for employees and their eligible dependents, if any.  Employees shall pay the remaining premium costs for themselves and their eligible dependents.

Effective January 1, 2013, the Company will pay 81.5% of the premium costs for employees and their eligible dependents, if any.  Employees shall pay the remaining premium costs for themselves and their eligible dependents.

Effective January 1, 2014, the Company will pay 80% of the premium costs for employees and their eligible dependents, if any.  Employees shall pay the remaining premium costs for themselves and their eligible dependents.

(b)	The Company will pay the premiums for a Long Term Disability Plan for all employees.

(c)
The Company shall have the right to replace any of the existing plans in Section 3 (a) and (b) with another plan that will provide the same benefits.  The Company will inform the Union prior to changing an existing plan with any other plan.

SECTION 4.  Employees shall have the option of enrolling in another hospital and medical benefits plan, if available, in lieu of the plan described in Section 1 above.  If employees elect such option, and if the cost of the premiums for such optional coverage is less than the cost of the plan described in Section 1, the Company will pay 83.5% of the premium costs (82.5% effective January 1, 2012; 81.5% effective January 1, 2013; and 80% effective January 1, 2014) for such optional coverage for employees and their eligible dependents, if any.  Employees shall pay the remaining premium costs for themselves and their eligible dependents.  If the cost of the premiums for such optional coverage exceeds the cost of the plan described in Section 1, the Company will pay an amount equal to the amount it otherwise would have paid under Section 1 for such employees and their eligible dependents had the employees not elected optional coverage, and the employees shall pay 100% of the remaining premium costs for themselves and their eligible dependents.

Each new employee shall elect, at the time of hiring, coverage under either the plan provided in Section 1 or optional coverage, to be effective in either event according to the enrollment provisions of each such coverage.

For other employees, optional coverage shall become effective only on January 1st of each year.  Employees shall notify the Company prior to December 1st of the preceding year of their intention to elect optional coverage.  Such optional coverage shall continue from year to year thereafter unless employees notify the Company prior to December 1st of any year of their intention to return to the plan provided in Section 1 as of January 1st.

SECTION 5.   The employee’s share of the premium costs for the coverage described in Sections 1, , 3 (a), and 4 shall be deducted from the employee’s pay on a weekly basis, provided the Company is in receipt of a written authorization for such purpose from the employee.

SECTION 6.    The coverages described in Sections 1, 3 (a), and 4 shall be made available to employees in accordance with and subject to the provisions of the Company’s “BENEFLEX Plan,” as it may change from time to time.

SECTION 7.    The parties acknowledge that during the parties’ negotiations for a new collective bargaining agreement, the Union may elect to engage the services of a health insurance benefits consultant (the “Consultant”) to explore the feasibility of identifying an alternative health insurance plan, providing alternative benefits acceptable to the parties, at a cost lower than the cost of the ConnectiCare HMO 20/500 Plan referenced in Section 1 and any optional plans currently available under Section 4 (herein the “Alternative Plan”), for both active employees and retirees commencing January 1, 2012.

Between the effective date of this Agreement and August 1, 2011, the Company will, upon request, furnish to a health insurance benefits consultant designated by the Union, such data as is reasonably necessary and customary for the purpose of preparing a Request for Proposal (herein the “RFP”) concerning an Alternative Plan, it being understood that the following conditions shall apply:

(1)
The Company will provide the Consultant with a letter confirming that the Consultant is acting with the Company’s consent in pursuing the RFP.  However, the Consultant shall not have any authority to act for or on behalf of the Company and shall not be an agent of the Company.

(2)	The Consultant will not solicit bids from the health insurance carriers that are currently providing health insurance to the Company.
(3)	The Consultant will provide the Company with a signed letter verifying receipt of the furnished data and the Consultant’s intent to submit an initial RFP for an Alternative Plan.
(4)	Only the Consultant in subsection (3) would be allowed to submit an RFP on behalf of the Union.
(5)
The RFP shall require a separate itemization of the cost of an Alternative Plan for (a) all bargaining unit employees and all present and future bargaining unit retirees, (b) all non-bargaining unit employees and all present and future non-bargaining unit retirees, and (c) all employees of the Company and all present and future retirees of the Company.

(6)	The RFP shall quote the specific brokerage fees that would be payable if the Alternative Plan is implemented.
(7)	The Consultant will submit an initial RFP (including proposed rates) by June 15th of any year, with a final RFP and rates due no later than September 15th of the same year.

Based on the results of the RFP, the Union shall have the right to present to the Company an Alternative Plan for review and evaluation, together with an offer to implement the Alternative Plan effective January 1, 2012.  If the Union offers to implement the Alternative Plan on terms such that the projected cost to the Company of implementing and maintaining the Alternative Plan for bargaining unit employees, and all present and future bargaining unit retirees, during 2012 is less than or equal to the cost to the Company of maintaining the health insurance plans otherwise applicable to such individuals under the Agreement (and any predecessor agreements) during 2011, then the parties shall negotiate the implementation of the Alternative Plan (including payment of brokerage fees), provided that the implementation of the Alternative Plan would not substantially impact the cost of insurance provided by the Company to non-bargaining unit employees and non-bargaining unit retirees.

If the actual cost to the Company (net of the premium cost shares paid by participants) for the Alternative Plan during 2012, or any succeeding year, is less than the actual cost to the Company of providing health insurance for the bargaining unit and bargaining unit retirees (net of the premium cost shares paid by participants) during 2011, in each case measured on a cost-

per-employee/cost-per-retiree basis, the difference will be rebated to the bargaining unit on such terms as shall be agreed by the parties.

Unless an Alternative Plan is implemented in accordance with this Section, the plan described in Section 1 shall remain in effect.  In the event an Alternative Plan is not implemented in accordance with this Section for 2012, the Union shall have the right to pursue a second RFP, on the terms described above, with prior written notification to the Company, for one of the remaining calendar years of the Agreement, at its option.

ARTICLE VIII
The United Illuminating Company Pension Plan, KSOP Plan, and
Plan for Employees' Disability Benefits

SECTION 1.  The Company will take such action as may be appropriate to make modifications to The United Illuminating Company Pension Plan (the “Pension Plan”) as may be necessary to comply with applicable laws and to obtain the approval of the U.S. Treasury Department.

SECTION 2.  Effective May 16, 2003, the Pension Plan was amended to change the actuarial reduction for early retirements under Section 4.02 (c) of the Pension Plan from four-twelfths (4/12) of one percent (i.e., 4% per year) to three-twelfths (3/12) of one percent (i.e., 3% per year) for each month by which the commencement date of employees' pension precedes their fifty-eighth (58th) birthday.

SECTION 3. The Company shall maintain The United Illuminating Company Plan for Employees' Disability Benefits, including Sickness Disability Benefits, which are summarized in Exhibit IX.

SECTION 4. The United Illuminating Company 401(k)/ Employee Stock Ownership Plan (the “KSOP Plan”) was amended to provide as follows:

(a)
Commencing January 1, 2003, the Company contributes to the KSOP Plan shares of Company stock in an amount equal to one percent (1.0%) for each one percent (1.0%) of employees’ gross wages, up to three percent (3.0%) of such gross wages, which the employees elect to have withheld from their wages and paid into the KSOP Plan, subject to applicable limits under the Internal Revenue Code.

(b)
Commencing January 1, 2003, the Company contributes to the KSOP Plan shares of Company stock in an amount equal to one-half of one percent (.50%) for each additional one percent (1.0%) of employees’ gross wages, up to an additional two percent (2.0%) of such gross wages, which the employees elect to have withheld from their wages and paid into the KSOP Plan, subject to applicable limits under the Internal Revenue Code.

(c)	The maximum matching contribution of sub-sections 4 (a) and 4 (b) is four percent (4.0%) of employees’ wages and is in the form of Company stock.

(d)	Employees shall be permitted to contribute to the KSOP Plan up to the maximum dollar limit prescribed by law.

(e)
Effective July 1, 2002, employees who are KSOP Plan participants and who turn age 50 during the KSOP Plan year shall be eligible to make an additional “catch-up” contribution to the KSOP Plan up to the annual limits prescribed by law.

(f)
Participants who have been in the KSOP Plan for more than three years may elect to diversify up to 100% of the value out of their UIL Holdings Stock Fund in the KSOP Plan and into other investments offered through the KSOP.

(g)
No later than the end of the quarter following the close of the KSOP Plan Year, if participants have contributed the dollar maximum permitted under the Internal Revenue Code, but have not received a dollar-for-dollar match on their Salary Reduction Contributions up to 3% of Compensation, and $.50 for each dollar saved on Salary Reduction Contributions between 4% and 5% of Compensation (the “Required Matching Contribution”), the Company will make an additional Matching Contribution equal to the difference, if any, between the Required Matching Contribution and the actual Matching Contribution made on behalf of the participant for such KSOP Plan Year.

(h)	Expenses associated with the amendment, restatement, and administration of the KSOP shall continue to be paid out of funds in the Plan and allocated as appropriate to Plan participants.

(i)
Employees hired on or after April 1, 2005 shall not be eligible to participate in the Pension Plan and shall not be eligible to participate in any retiree medical plan offered by the Company or its affiliates.  In lieu of such participation, for employees hired on or after April 1, 2005, the Company will make an additional cash contribution for each KSOP Plan Year to the KSOP Plan equal to 4.0% of total annual compensation (as defined in the KSOP Plan) which shall be separately accounted for within the KSOP Plan.  In lieu of retiree medical plan benefits, the Company will make an additional cash contribution equal to $1,000 ($1,100 effective January 1, 2012) per KSOP Plan Year, which also shall be separately accounted for within the KSOP Plan.  These contributions will be spread ratably throughout the year with each pay period so that in order to be entitled to the full annual contribution, employees must participate throughout the entire KSOP Plan Year.  Employees do not need to contribute to the KSOP Plan in order to receive these additional contribution amounts, but they must be enrolled in the KSOP Plan.  These additional contributions shall be invested in the same manner as employees have directed with respect to their other participant directed investments under the KSOP Plan.  The additional contributions provided in this subsection (i) shall be subject to a five- year vesting schedule.

(j)	Effective April 1, 2011, all pay employees receive for unused vacation (in accordance with Article V) shall be excluded from the definition of compensation on which pension benefits are based.

ARTICLE IX
Safety

The Company recognizes its obligation to provide a safe and healthful working environment for employees.  The Company also recognizes its obligation to cooperate with the Union in maintaining and improving a safe and healthful working environment.  The parties agree to use their best efforts to achieve these objectives.

Management and the Union will work together to make the Company a leader in the industry for its safe work performance.  To do so, the safety of employees must be an important shared priority of the parties.  Every employee is responsible for and must be committed to following established safety rules, work practices, and regulations to ensure their own safety on the job, as well as the safety of co-workers and the public we serve.

As a joint sustaining priority, employee safety must be supported by proper ongoing training, by an active commitment of everyone in our organization, and by a collective determination always to position employee safety as a cornerstone to the ongoing success of our business.  Rather than being in conflict, employee work performance and safety must be integrated to achieve effective job results.  Every employee must assume a proactive role by being conscious of and applying all established safety rules, work practices, and regulations, as well as by identifying hazards on the job to promote a safe work culture.

The Company will be accountable for providing employees with the training, work processes, tools and equipment it deems proper and necessary for them to perform their job duties in a safe and productive manner.  Employees are responsible for properly maintaining and returning Company-provided tools and equipment.  No work performed or service provided is so urgent to prevent taking the necessary time and using the proper equipment required to be safe.

In accordance with Exhibit VI, the parties will work together to develop an environment and a culture that supports safe work practices.  To accomplish this the parties will have joint representation on both the Central Safety Steering Committee (CSSC) and General Safety Committee (GSC) for the purpose of developing and addressing safety concerns.  (The Joint Safety Program Organization Roles and Responsibilities Handbook in the UI Safety Manual describes these two committees).

As an oversight committee governing the GSC, the CSSC will be comprised of, at a minimum, the Union Safety Officer, the UI Director of Safety and three other representatives from each party.  The Union Safety Officer and Management will be jointly responsible to establish the agenda.  The CSSC will continue to monitor and evaluate training and approach safety programs as a continuous improvement process.  The CSSC will insure that safety rules are in place for employees, non-employees, and contractors.  The CSSC also will review safety statistics semi annually and create joint subcommittees to address topics such as the following: training, ergonomics, recognition and programs to advance and improve safety practices.  Selection of the subcommittee members is the responsibility of each party.

The GSC will be comprised of joint Union and Management representation from all divisions of the Company.  The Lead Safety Specialist and the Union Safety Officer will jointly lead the GSC, which will address escalated issues from local safety meetings and create programs to ensure the best safety practices are developed and followed.  Employees are encouraged to provide information that could improve the effectiveness of safety rules or work practices by following the process developed jointly by the parties.

Local safety committees shall be established at the departmental level.  These committees will be comprised of an equal number of members designated by the Union and by Management.

The process for employees to identify and communicate safety related issues is outlined in the Joint Safety Program Organization Roles and Responsibilities Handbook.  Updates to the Handbook will be agreed to jointly.

ARTICLE X
Seniority

SECTION l.  The selection of employees to fill vacancies in occupational classifications and to be laid off or rehired shall be in accordance with the principles of seniority set forth in a certain document entitled "Principles of Seniority,” which document, having been agreed to by the parties, is attached hereto and made a part hereof and marked Exhibit II; PROVIDED, HOWEVER, no employees shall be entitled hereunder to assignment to any occupational classification for which they are not qualified as hereinafter provided.  Employees shall be considered qualified for assignment to an occupational classification if, (a) they have the ability and training necessary for the efficient performance of the work called for therein, (b) their performance has been satisfactory and their attitude cooperative, and (c) they have no infirmity which would result in such assignment being dangerous to themselves or to others or their property.

SECTION 2.  Temporary reassignment of personnel and work to meet emergency conditions will be made by the Company whenever necessary without consideration of the “Principles of Seniority.”

SECTION 3.  Not less than seven days prior to the effective date on which the Company proposes to promote or transfer an employee into or to fill a vacancy in the lowest rated occupational classification in any Sequence of Promotion or in any occupational classification not forming a part of a Sequence of Promotion, for which the Union is the collective bargaining representative as provided in Article I, Section l, or to place an employee on trial preparatory to such promotion or transfer, the Company shall post on the bulletin boards of departments affected the name of the employee and the position for which the employee has been selected.  When an employee has been passed over for such promotion, transfer or trial, either the employee, or the Union with the employee's written consent, may, at any time prior to the effective date of such promotion, transfer or trial, request that the Company state in writing its reasons for not selecting the employee.  At least three days prior to the proposed date of posting, the Company shall notify the appropriate Union Official of the name of the employee and the position for which the individual has been selected.  If the Union Official so requests, prior to the posting of the notice, the Company shall postpone the posting until the seventh day after notification to the Union Official.

In the event the Union wishes to protest the selection of such employee for the promotion, transfer or trial under consideration, the Union may submit its protest in writing as a grievance directly to a Board of Review in accordance with the provisions of Article XVI, Section 1 (c) at any time prior to the effective date of such proposed promotion, transfer or trial, and said Board of Review shall be convened not more than five days after the grievance is submitted.

If such protest is filed by the Union, the employee selected by the Company may be temporarily assigned to the occupational classification in question pending the settlement of the grievance.

SECTION 4.  If, during the term of this Agreement and pursuant to the provisions of Paragraph 5 (or pursuant to the provisions of clause (b) of the third from the last sentence of Paragraph 2) of the above-mentioned "Principles of Seniority", any full time regular employees hired before May 16, 2002 are demoted or transferred from their regular occupational classification, as the result of being excess in such regular occupational classification, to another occupational classification in a lower grade, then, in such event and subject to the following limitations and provisions, such employees' new occupational classification shall, only for the purposes of determining such employees' regular hourly rate and the scheduled, promotional and temporary assignment increases for which such employees may be eligible under Sections 3, 5 and 6, respectively, of Article II hereof and of determining any general increase for which such employees may be eligible during the term hereof, be treated as though it were in the grade in which their regular occupational classification is.

If, during the term of this Agreement and pursuant to the provisions of Paragraph 5 (or pursuant to the provisions of clause (b) of the third from the last sentence of Paragraph 2) of the above-mentioned "Principles of Seniority", any full time regular employees hired after May 15, 2002 are demoted or transferred from their regular occupational classification, as the result of being excess in such regular occupational classification, to another occupational classification in a lower grade, then, in such event and subject to the following limitations and provisions, such employees thereafter shall continue to be paid at the regular hourly rate in effect at the time of their demotion or transfer.  The employees shall not be eligible to receive General Increases under Article XX, Section 2, nor any increases under Article II unless their rate of pay falls within the range applicable to any occupational classification to which they are assigned.  Eligibility for temporary assignment pay under Article II, Section 6 (a) shall be determined by reference to the grade at which the employees are being paid at the time temporary assignment is made.

(a)	The provisions of this Section 4 shall apply to employees only so long as they are satisfactorily performing the duties of such new occupational classification.

(b)
If employees are selected to fill a vacancy in any occupational classification for which they had submitted a timely bid at the time of such demotion or transfer under the provisions of Paragraph 3 of the above-mentioned "Principles of Seniority,” the provisions of this Section 4 shall not thereafter apply to such employees, except with respect to subsequent demotions or transfers covered hereby.

(c)
If employees, having requested assignment to one of the Company's line schools, are selected for such assignment, the provisions of this Section 4 shall not thereafter apply to such employees, except with respect to subsequent demotions or transfers covered hereby.

(d)
Employee then receiving the benefits of this Section 4 may be selected, without regard to the provisions of Paragraph 2 of the above-mentioned "Principles of Seniority,” to fill a vacancy in any occupational classification in the grade of such employees' regular occupational classification, if such employees have greater Company Service than the employees who would otherwise be selected to fill such vacancy, and if they are then able to do the work.  In the event of such selection, the provisions of this Section 4 shall not thereafter apply to such employees, except with respect to subsequent demotions or transfers covered hereby.

ARTICLE XI
Management

Except as otherwise provided in this Agreement, nothing in this Agreement shall be deemed to limit the Company in any way in the exercise of the regular and customary functions of management, including, among other things, the direction of the working forces; the establishment of methods of operation; the promotion and demotion of employees; the establishment of plans for increased efficiency; the adoption and maintenance of engineering standards and standards of performance and quality; the right to hire, suspend or discharge for proper cause; the right to select or employ supervisory employees, including foremen and their assistants; the right to transfer or relieve from duty because of lack of work; the right to determine from time to time the number of hours worked per day and per week; and the right to establish and enforce rules and regulations pertaining to personal conduct and deportment of employees.  The provisions of this Article shall not be used arbitrarily or capriciously as to any employee or for the purpose of discriminating in any manner against the Union or its members.

ARTICLE XII
Contracting Out Work

SECTION l.  The Company will not contract out any work which its employees are capable of performing by virtue of their work in their respective occupational classifications, except in cases of emergency, necessity, peaks of work, or special projects creating a temporary need for substantial additional manpower and/or equipment, or in those instances when the use of contractors will increase efficiency, ensure reliability of service, or reduce costs; and in no event will the Company contract out any work which its employees are then performing if the contracting out of such work would directly result in the layoff of the employees performing such work.

SECTION 2.  If the Company proposes to contract out any work which its employees are capable of performing by virtue of their work in their respective occupational classifications, the

Company will notify the Union of the proposed work and will state its reasons for contracting it out.  Such notice will be given either in advance of the commencement of the work or, in an emergency, within a reasonable time thereafter.

ARTICLE XIII
Union Security

SECTION l.  The Company agrees that those employees who are members of the Union as of the effective date of this Agreement, or who hereafter become members of the Union, shall remain members of the Union in good standing as a condition of employment.  Employees shall be deemed to have maintained Union membership in good standing if they shall have tendered the periodic dues uniformly required as a condition of acquiring or retaining Union membership.

SECTION 2.  Employees may withdraw from membership in the Union during the fifteen-day period between October 8 and October 22 inclusive in each calendar year hereafter, and as of October 22 in each calendar year the Union shall furnish the Company with a notarized list of its members in good standing as of that date.  The Union agrees that neither it nor any of its officers or members will intimidate or coerce employees into joining the Union or continuing their membership therein.

SECTION 3.  As a condition of employment, all employees hired on or after June 8, l962, shall, from and after the time of employment on a regular basis, and all employees who hereafter resign from the Union in accordance with the provisions of Section 2, shall, from and after the time of resignation, pay to the Union the amount of dues payable by Union members.

SECTION 4.  On October 8 in each calendar year hereafter, the Company shall post upon Company bulletin boards a notice in the form attached hereto and marked Exhibit III.

ARTICLE XIV
Deduction of Union Dues

SECTION l.  The Company agrees that upon the individual written request of any employee in the form attached hereto and marked Exhibit IV, it will on the first regular payday following receipt of such written request and on every regular payday thereafter deduct such amount as the President of the Union shall from time to time certify to the Company as being the weekly dues which have been established as payable in accordance with the Constitution and By-Laws of the Union, provided such an amount is owing to said employee on said payday.  The President of the Union shall from time to time notify the Company of the proper amount to be deducted hereunder as Union dues of said employee, and shall certify that such deduction has been authorized in accordance with the Constitution and By-Laws of the Union.

SECTION 2.  The sums of money so deducted shall be paid by the Company, via check or wire transfer, to the Union, whose Treasurer shall give the Company receipts therefore.  It shall be the duty of the Union to certify to the Company in writing in a manner reasonably satisfactory to the Company the name and address of said Treasurer and any changes in that office.  Each receipt signed by said Treasurer shall constitute a complete release and discharge of the Company as to any sums covered in said receipt.

SECTION 3.  All written requests of the employees referred to in Section l of this Article shall terminate automatically upon the termination of this Agreement, and any such written request shall be revocable at any time as to future deductions by written notice by the employee to the Company.

SECTION 4.  The Union agrees to indemnify and save harmless the Company for any sums which the Company is required to pay as the result of a claim that the sums of money herein referred to have been illegally deducted.

SECTION 5.  On or before October l5th of each year, the Company will furnish the Union with a list of employees for whom it has Dues Deduction Authorization Forms as of September 30th.

ARTICLE XV
Bulletin Boards

The Company will permit the reasonable use by the Union of the regular bulletin boards of the Company for the purpose of notifying members of the Union of the following:

1.	Meetings of the Union,
2.	Union elections,
3.	Social, educational or recreational affairs of the Union.

No such notice shall contain any wording or implication critical of the Company or its policies or of any other person or organization.  Each such notice shall be submitted to and approved by the Company before being posted.

ARTICLE XVI
Grievance Procedure

SECTION 1.  During the life of this Agreement there shall be no strike, slowdown, suspension or stoppage of work in any part of the Company's operations by employees or any employee, nor any lockout by the Company in any part of the Company's operations.  Should any differences arise between the Company and the Union or its members, an earnest effort shall be made to settle such differences in the following manner, including application of the interest-based problem solving approach, as stated in Exhibit VI, at steps (a) and (b).  This shall include both parties being prepared to discuss the relevant issues, interests and facts.

(a)
First, within thirty days of the occurrence of the incident leading to the difference, between the employees involved and their immediate supervisor, or between a steward selected by the Union to represent the employees and said supervisor.

(b)
If the grievance is not adjusted with the supervisor within seven days, then within ten days thereafter the employees may take the matter up directly with the next level of Management as designated by the respective Business Area representative on the Company Negotiating Committee, or the grievance may be reduced to writing and signed by the employees and the appointed steward and then taken up by the steward with the same designated level of Management.

(c)
If the grievance is not adjusted with Management as specified in Section 1 (b) within three days, then within ten days thereafter either party may submit notice of the grievance in writing to a Board of Review composed of the respective Business Area representative on the Company Negotiating Committee (or an authorized designee), one other member of the Company Negotiating Committee, a Labor Relations staff member, and the standing members of the Union Negotiating Committee by mailing same in accordance with the provisions of Article XIX.  Said Board will either finally dispose of the matter upon the mutual agreement of the Company and Union representatives, or either party may submit it to arbitration.

(d)
If any grievance involving an interpretation of the meaning of the provisions of this Agreement is not adjusted within twelve days after the meeting of the Board of Review at which the grievance is submitted, then within thirty days thereafter either party may submit such grievance to the American Arbitration Association.  The American Arbitration Association shall appoint a neutral arbitrator in accordance with its then prevailing rules governing labor arbitrations.  The arbitrator’s decision shall be rendered within 90 days after the conclusion of the hearing and the filing of briefs, and shall be final and binding.  Each party shall pay one-half of the fee and expenses of the arbitrator.

(e)	Either party may appeal to the Federal Mediation and Conciliation Service for mediation and conciliation, but such mediation and conciliation shall not be a cause for delay of such arbitration.

(f)	Any grievance not taken to the next step within the time limit may be deemed to be settled, unless the parties mutually agree in writing to extend the time limit for a particular step.

(g)	In determining the time limits herein, Saturdays, Sundays and holidays shall be excluded.

SECTION 2.  The Union shall have the right to submit a grievance involving suspension, layoff, or discharge directly to a Board of Review in accordance with the provisions of Section 1 (c) and said Board of Review shall be convened not more than five days after the grievance is submitted.

SECTION 3.  The question of whether or not the Company shall pay the employee back pay for the period covered by such suspension, discipline, layoff or discharge if such suspension, discipline, layoff or discharge shall ultimately be held to have been wrongful may be considered as part of the grievance.

SECTION 4.  When considering an employee's prior record for the purpose of determining the penalty to be applied in a current disciplinary action, any previous offense more than three years old shall be ignored if it did not result in disciplinary suspension, and the weight to be accorded any other previous offense shall depend on the remoteness of such other offense and on the nature of the employee's record since then.

ARTICLE XVII
Equal Employment Opportunity

SECTION l.  The Company and the Union endorse the principles and objectives of the state and federal equal employment opportunity laws.  Both the Company and the Union will cooperate affirmatively to ensure that the terms and conditions of this Agreement will be administered without discrimination in regard to race, color, religious creed, age, sex, national origin, ancestry, marital status, sexual orientation, disability, and veteran status.  The Company and the Union will also provide reasonable accommodations for qualified employees with a disability in accordance with applicable law.

SECTION 2.  There shall be an Equal Employment Opportunity Committee consisting of two representatives of the bargaining unit designated by the Union and two representatives of the Company designated by the Company.  The Committee shall meet periodically as needed (but not less than once each year) to discuss the administration of the Agreement pursuant to Section l above.  The annual meeting of the Committee will include an update of significant changes to state and federal equal employment opportunity laws.  In addition, the Committee shall meet at the request of bargaining unit employees who believe that they have been the subject of discrimination prohibited under Section 1.  If the Committee, after meeting with the employees, believes further consideration of their complaint is warranted, it shall refer the matter to appropriate Company officials for investigation.  Nothing in this Section 2 shall alter or limit the rights of the employees under the Grievance Procedure, Article XVI.

ARTICLE XVIII
Governmental Regulations

If any provision of this Agreement shall be rendered invalid by operation of law, the remainder of this Agreement shall remain in full force and effect.

ARTICLE XIX
Notices and Certifications

All notices and certifications shall be deemed to have been fully and completely served or made by the Company when sent by registered mail addressed to Moses A. Rams, President, Local 470-l of the Utility Workers Union of America, AFL-CIO, P.O. Box 1497, New Haven, Connecticut 06506, and by the Union when sent by registered mail to William J. Manniel, Director of Labor & Employee Relations, The United Illuminating Company, P.O. Box 1564, New Haven, Connecticut 06506-0901, unless either party hereto shall have substituted by written notice a different name or address at least five days before any such notice or certification is mailed.

ARTICLE XX
Duration of Agreement

SECTION l.  This Agreement shall be effective as of May 16, 2011.  It shall remain in effect through May l5, 2017, and shall thereafter be renewed automatically for yearly periods from year to year until canceled in accordance with the provisions of Section 3 of this Article.

SECTION 2.  All General Increases provided for in this Agreement shall be effective on the Sunday nearest the effective date of this Agreement or the anniversary thereof, as set forth in Exhibit I, Schedule A, and all General Increases provided for in any successor agreement shall be effective on the Sunday nearest the effective date of such successor agreement or the anniversary thereof, regardless of whether the nearest Sunday precedes or follows the effective date of any such successor agreement or the anniversary thereof.

SECTION 3.  At least sixty days but not more than seventy days before each annual renewal date commencing May l6, 2017, either party shall submit to the other party in writing notice of its desire to terminate or modify this Agreement, together with any proposed amendments or revisions to this Agreement.  Not later than forty-five, nor more than sixty days prior to said renewal date, representatives of the Company and the Union shall meet to consider such proposed amendments or revisions.  In the absence of such notification of cancellation, this Agreement shall be automatically renewed for yearly periods from year to year with such changes and amendments, if any, as have been agreed upon prior to the last date on which notice of cancellation of this Agreement could have been given.

SECTION 4.  (a)  In the event of a consolidation or merger, or in the event of the sale of the Company's operations, the Company shall require any successor corporation or purchaser to assume the terms and conditions of this Agreement with respect to all of the employees of the Company who are in the bargaining unit at the time of such consolidation, merger or sale.

(b)  Effective May 16, 2002, in the event of a sale of a significant part of the Company’s operations, the Company agrees that it will require the purchaser of such operations to offer employment to all affected employees.

Employees who do not accept such employment and who, after being assigned to the Company-wide pool, are laid off by the Company, and other employees who are laid off by the Company as a result of the sale, shall receive severance payments in an amount equal to one year’s pay (i.e., 2080 hours’ pay at their regular hourly rate or 52 weeks’ pay at their regular weekly rate).  These payments shall be in lieu of the severance payments set forth in Exhibit II for Article X.

IN WITNESS WHEREOF, the parties have executed this Agreement at New Haven, Connecticut, this 26th day of May, 2011.

LOCAL 470-l OF THE UTILITY WORKERS UNION OF AMERICA, AFL-CIO

By:	/s/_Moses A. Rams
Moses A. Rams, President

/s/ Beverly E. Gibson
Beverly E. Gibson, Executive Vice President

Attest:	/s/ Tracey J. Brown
Tracey Brown, Vice President Client Fulfillment

/s/ William J. Coleman
William Coleman, Chief Steward

/s/ Vivian Valentin
Vivian Valentin, Recording Secretary

/s/ Joseph Rydzy
Joseph Rydzy, Vice President Transmission & Distribution

Approved:	_____________________________________________________
John F. Holland, Jr., Region 1 Director, UWUA, AFL-CIO

THE UNITED ILLUMINATING COMPANY

By:	/s/ Richard Cutuli
Richard Cutuli, General Manager Client Fulfillment

/s/ William J. Manniel
William J. Manniel, Director Labor & Employee Relations

/s/ William Ostrum
William Ostrum, General Manager Construction Operations

/s/ Tracey A. Pelella
Tracey Pelella, Director Customer Care

/s/ Diane Pivirotto
Diane Pivirotto, Vice President Human Resources

	EXHIBIT I
	SCHEDULE A
	Effective May 15, 2011

	WEEKLY RATES OF PAY FOR
	OCCUPATIONAL CLASSIFICATIONS

Grade	Minimum	Maximum
A	$524.40	$647.20
B	$533.20	$684.80
C	$626.00	$733.20
D	$731.60	$841.20
E	$789.20	$908.40
F	$840.40	$960.00
G	$900.80	$1,030.40
H	$960.80	$1,094.40
I	$1,031.20	$1,169.60
J	$1,101.20	$1,245.20
K	$1,198.40	$1,353.20
L	$1,288.00	$1,472.40

	HOURLY RATES OF PAY FOR
	OCCUPATIONAL CLASSIFICATIONS

Grade	Minimum	Maximum
13	$17.63	$22.29
12	$18.05	$22.87
11	$18.54	$23.44
10	$19.20	$24.19
9	$19.96	$25.21
8	$23.03	$26.23
7	$24.09	$27.45
6	$25.52	$28.88
5	$26.87	$30.41
4	$28.50	$32.01
3	$30.01	$33.65
2	$31.14	$34.91
1	$32.33	$36.07
1A	$33.08	$37.80
1B	$34.64	$39.64
1C	$36.14	$41.55
1D	$37.88	$43.54

	EXHIBIT I
	SCHEDULE A
	Effective May 13, 2012

	WEEKLY RATES OF PAY FOR
	OCCUPATIONAL CLASSIFICATIONS

Grade	Minimum	Maximum
A	$540.00	$666.80
B	$549.20	$705.20
C	$644.80	$755.20
D	$753.60	$866.40
E	$812.80	$935.60
F	$865.60	$988.80
G	$928.00	$1,061.20
H	$989.60	$1,127.20
I	$1,062.00	$1,204.80
J	$1,134.40	$1,282.40
K	$1,234.40	$1,393.60
L	$1,326.80	$1,516.40

	HOURLY RATES OF PAY FOR
	OCCUPATIONAL CLASSIFICATIONS

Grade	Minimum	Maximum
13	$18.16	$22.96
12	$18.59	$23.56
11	$19.10	$24.14
10	$19.78	$24.92
9	$20.56	$25.97
8	$23.72	$27.02
7	$24.81	$28.27
6	$26.29	$29.75
5	$27.68	$31.32
4	$29.36	$32.97
3	$30.91	$34.66
2	$32.07	$35.96
1	$33.30	$37.15
1A	$34.07	$38.93
1B	$35.68	$40.83
1C	$37.22	$42.80
1D	$39.02	$44.85

	EXHIBIT I
	SCHEDULE A
	Effective May 19, 2013

	WEEKLY RATES OF PAY FOR
	OCCUPATIONAL CLASSIFICATIONS

Grade	Minimum	Maximum
A	$556.40	$686.80
B	$565.60	$726.40
C	$664.00	$778.00
D	$776.40	$892.40
E	$837.20	$963.60
F	$891.60	$1,018.40
G	$956.00	$1,093.20
H	$1,019.20	$1,161.20
I	$1,094.00	$1,240.80
J	$1,168.40	$1,320.80
K	$1,271.60	$1,435.60
L	$1,366.80	$1,562.00

	HOURLY RATES OF PAY FOR
	OCCUPATIONAL CLASSIFICATIONS

Grade	Minimum	Maximum
13	$18.70	$23.65
12	$19.15	$24.27
11	$19.67	$24.86
10	$20.37	$25.67
9	$21.18	$26.75
8	$24.43	$27.83
7	$25.55	$29.12
6	$27.08	$30.64
5	$28.51	$32.26
4	$30.24	$33.96
3	$31.84	$35.70
2	$33.03	$37.04
1	$34.30	$38.26
1A	$35.09	$40.10
1B	$36.75	$42.05
1C	$38.34	$44.08
1D	$40.19	$46.20

	EXHIBIT I
	SCHEDULE A
	Effective May 18, 2014

	WEEKLY RATES OF PAY FOR
	OCCUPATIONAL CLASSIFICATIONS

Grade	Minimum	Maximum
A	$574.80	$709.60
B	$584.40	$750.40
C	$686.00	$803.60
D	$802.00	$922.00
E	$864.80	$995.20
F	$921.20	$1,052.00
G	$987.60	$1,129.20
H	$1,052.80	$1,199.60
I	$1,130.00	$1,281.60
J	$1,206.80	$1,364.40
K	$1,313.60	$1,482.80
L	$1,412.00	$1,613.60

	HOURLY RATES OF PAY FOR
	OCCUPATIONAL CLASSIFICATIONS

Grade	Minimum	Maximum
13	$19.32	$24.43
12	$19.78	$25.07
11	$20.32	$25.68
10	$21.04	$26.52
9	$21.88	$27.63
8	$25.24	$28.75
7	$26.39	$30.08
6	$27.97	$31.65
5	$29.45	$33.32
4	$31.24	$35.08
3	$32.89	$36.88
2	$34.12	$38.26
1	$35.43	$39.52
1A	$36.25	$41.42
1B	$37.96	$43.44
1C	$39.61	$45.53
1D	$41.52	$47.72

	EXHIBIT I
	SCHEDULE A
	Effective May 17, 2015

	WEEKLY RATES OF PAY FOR
	OCCUPATIONAL CLASSIFICATIONS

Grade	Minimum	Maximum
A	$593.60	$733.20
B	$603.60	$775.20
C	$708.80	$830.00
D	$828.40	$952.40
E	$893.20	$1,028.00
F	$951.60	$1,086.80
G	$1,020.00	$1,166.40
H	$1,087.60	$1,239.20
I	$1,167.20	$1,324.00
J	$1,246.80	$1,409.60
K	$1,356.80	$1,531.60
L	$1,458.40	$1,666.80

	HOURLY RATES OF PAY FOR
	OCCUPATIONAL CLASSIFICATIONS

Grade	Minimum	Maximum
13	$19.96	$25.24
12	$20.43	$25.90
11	$20.99	$26.53
10	$21.73	$27.40
9	$22.60	$28.54
8	$26.07	$29.70
7	$27.26	$31.07
6	$28.89	$32.69
5	$30.42	$34.42
4	$32.27	$36.24
3	$33.98	$38.10
2	$35.25	$39.52
1	$36.60	$40.82
1A	$37.45	$42.79
1B	$39.21	$44.87
1C	$40.92	$47.03
1D	$42.89	$49.29

	EXHIBIT I
	SCHEDULE A
	Effective May 15, 2016

	WEEKLY RATES OF PAY FOR
	OCCUPATIONAL CLASSIFICATIONS

Grade	Minimum	Maximum
A	$613.20	$757.20
B	$623.60	$800.80
C	$732.00	$857.20
D	$855.60	$984.00
E	$922.80	$1,062.00
F	$983.20	$1,122.80
G	$1,053.60	$1,204.80
H	$1,123.60	$1,280.00
I	$1,205.60	$1,367.60
J	$1,288.00	$1,456.00
K	$1,401.60	$1,582.00
L	$1,506.40	$1,722.00

	HOURLY RATES OF PAY FOR
	OCCUPATIONAL CLASSIFICATIONS

Grade	Minimum	Maximum
13	$20.62	$26.07
12	$21.10	$26.75
11	$21.68	$27.41
10	$22.45	$28.30
9	$23.35	$29.48
8	$26.93	$30.68
7	$28.16	$32.10
6	$29.84	$33.77
5	$31.42	$35.56
4	$33.33	$37.44
3	$35.10	$39.36
2	$36.41	$40.82
1	$37.81	$42.17
1A	$38.69	$44.20
1B	$40.50	$46.35
1C	$42.27	$48.58
1D	$44.31	$50.92

EXHIBIT I
SCHEDULE B
OCCUPATIONAL CLASSIFICATIONS

Occupational Title	Code No. & Grade
Administrative Clerk	1672 - G
Administrative Clerk I	0459 - E
Administrative Clerk II	0460 - F
Administrative Relief Clerk	8124 - J
Administrative Transmission & Substation Clerk	8125 - I
Administrative Working Leader	1282 - L
Bill Analyst Working Leader	2017 – K
Building Services Senior Specialist	3762 - 4
Building Services Specialist	0286 - 7
Chief Mechanic	0434 - 1
Clerical Assistant	2004 - C
Clerk Customer Accounts Receivable	0374 - H
Clerk – Medical Collections	0304 - H
Customer Care Off-Phone Representative	0462 - K
Customer Care Representative “A”	0471 - J
Customer Care Representative “A” (Bilingual)	0472 - J
Customer Care Representative “B”.	0473 – H
Customer Care Representative “B” (Bilingual)	0474 - H
Customer Care Working Leader	0461 - L
Customer Care Working Leader (Bilingual)	0464 - L
Collections Administrative Representative	1981 - I
Collections Administrative Representative (Bilingual)	1982- I
Customer Electrician	0451 - 1
Drafter	4865 - J
Electrical Equipment Inspector	0466 - 8
Electrical Equipment Maintenance Technician II	0448 - 6
Electrical Equipment Maintenance Technician I	0449 - 2
Electric System Maintenance Worker	0442 - 2
Field Technician II	1342- 4
Field Technician III	1343 - 6
Garage Attendant	0436 -9
Garage Mechanic First Class	0435 - 2
Garage Mechanic Helper	7670 - 9
Garage Mechanic Second Class	7660 - 6
Garage Parts & Repair Mechanic	1326 - 6
GIS Assistant I	4786 - H
GIS Assistant II	4787 - I
Glove Lab Technician	0443 - 8
Junior Drafter	4880 - H
Junior Field Technician I	4940 - H

Occupational Title	Code No. & Grade
Junior Field Technician II	4980 – I
Lead Customer Electrician	0452 - 1
Lead Electrical Equipment Maintenance Technician	0450 - 2
Line Group Leader	0437 - 1D
Line Trouble Shooter	0438 - 1B
Line Worker Fifth Class	1450 - 9
Line Worker First Class	1446 – 1A
Line Worker Fourth Class	1449 - 7
Line Worker Second Class	1447 - 3
Line Worker Third Class	0454 - 4
Logistics Specialist "A"	3540 - 5
Logistics Specialist "B"	3660 - 8
Logistics Working Leader	0456 - 4
Meter Lab Technician	8420 - 6
Residential Collections Representative	1971 - H
Residential Collections Representative (Bilingual)	1973 - H
Revenue Control Clerk	0375 - I
Revenue Control Working Leader	1994 - K
Senior Administrative Clerk	1325 - I
Senior Drafter	4851 - K
Senior Field Support Technician	0446 - 1
Senior Meter Lab Technician	0447 - 2
Senior Residential Collections Representative	0463 - J
Senior Residential Collections Representative (Bilingual)	0465 - J
Sourcing Support Specialist "A"	3530 - I
Sourcing Support Specialist "B"	3529 - F
Special Bill Analyst	0457 - H
Special Bill Analyst Senior	0458 - J
Standard Resource Support Associate	1324 - I
Substation Electrician - Construction & Maintenance	0439 - 1B
Substation Electrician First Class	1322 - 3
Substation Electrician Helper	1323 - 9
Substation Electrician Second Class	8190 - 5
Substation Electrician Specialist	0440 - 1C
Substation Electrician Third Class	1335 - 7
Substation Utility Worker	0441 - 5
Telephone Operator	7380 - E
Underground Helper “A”	0297 - 7
Underground Helper “B”	0296 - 9
Underground Cable Splicer First Class	0468 - 1C
Underground Cable Splicer Second Class	0301 - 1
Underground Cable Splicer Third Class	0300 - 2
Underground Inspector	0299 - 5
Underground Specialist	0453 - 3
Underground Working Leader	0445 - 1C

EXHIBIT II FOR ARTICLE X
Principles of Seniority

Pursuant to the provisions of Section l of Article X of the current Agreement between the Company and the Union, and subject to the proviso therein stated, the following principles of seniority shall apply:

l.  Full-time regular and full-time temporary employees covered by said Agreement, upon completion of their probationary period, shall accumulate seniority of the following types:

(a)	Classification Seniority based on the employees' service in their current occupational classification.

(b)	Company Service based on employees' service with the Company.

2.  Sequences of Promotion are hereby established as set forth in certain charts attached hereto, made a part hereof and hereinafter referred to as "said charts.”  In selecting an employee to fill a vacancy in any occupational classification, the principle of seniority to be applied is as follows:

(a)	In filling a vacancy in an occupational classification forming a part of a Sequence of Promotion, other than the lowest rated occupational classification in such Sequence of Promotion:

(i)	Employees assigned to the same occupational classification elsewhere in the Company shall, upon request, receive first consideration for filling such vacancy, on the basis of Classification Seniority.

(ii)
Employees assigned to the occupational classification immediately preceding it in such Sequence of Promotion shall receive second consideration for filling such vacancy, on the basis of Classification Seniority.

(iii)
Once all current employees have been considered for filling such vacancy in accordance with (i) and (ii) above, a qualified individual may be hired to fill the open occupational classification.  To be considered qualified under Article X, Section 1, the individual must meet all requirements of the classification as of the date of hire, which, for a classification in a time-and-merit Sequence of Promotion, would include the documented equivalent level and length of experience required for the classification, as well as the satisfactory completion of all tasks and/or work orders specified in the respective time-and-merit training manual.

When an employee has been selected to fill a vacancy in an occupational classification and the selection is documented (including initials and date) on the seniority canvass list, the list will be considered final as of the third day (exclusive of weekends and holidays) following the selection date recorded on the list.  Thereafter, if necessary, a new canvass process would be implemented to fill the same vacancy.

When a seniority canvass list is cast for the purpose of selecting a group of employees to fill a job classification that requires attendance at a formal qualification school (such as Line School or Substation School) it shall remain in effect to select additional employees, if necessary, until Management determines that it is no longer feasible to back fill the school due to employees returning to their previous classification, for whatever reason.

After an employee agrees to be selected for an open occupational classification, if that employee ultimately does not fill the vacancy and a new canvass process is necessary, the employee in question will be excluded from that one new canvass process only.

Within forty-five calendar days of employees being selected to fill a vacancy, which may extend to sixty days in extenuating circumstances, the individuals will be released from their current occupational classification to occupy the vacant one.  However, if employees are not released within thirty calendar days of being selected, they shall receive any increase in their rate of pay to which they may be entitled under Article II, Section 5 upon the expiration of the thirty-day period.  Such increase in pay shall not be construed to reduce the length of any trial period applicable to the employees under Article II, Section 5 (b).

(b)	In filling a vacancy in the lowest rated classification in any Sequence of Promotion or in any occupational classification not forming a part of a Sequence of Promotion:

(i)	Employees assigned to the same occupational classification elsewhere in the Company shall, upon request, receive first consideration for filling such vacancy, on the basis of Classification Seniority.

(ii)
Employees assigned to the Company-wide Pool and employees who have submitted a timely bid for such occupational classification shall receive second consideration for filling such vacancy, on the basis of Company Service.

For purposes of this Paragraph 2, each laid-off employee shall be considered as having submitted a timely bid for each occupational classification in which a vacancy occurs while the individual is laid off.

Employees who (a) are no longer able to do satisfactorily the work in their regular occupational classification because of a mental or physical condition, or (b) become excess employees in their regular occupational classification as a result of the Company's having changed its methods or equipment, such employees may, notwithstanding the provisions of this Paragraph 2, be selected to fill a vacancy in any occupational classification, the work in which they are then able to do, if such employees have greater Company Service than the employees who would otherwise be selected to fill such vacancy.  If the employees decline an assignment to such an occupational classification, they shall thereafter receive only the regular hourly rate of the occupational classification in which they are then working.

If a vacancy should occur in an occupational classification at a time when one or more employees are receiving the benefits of Section 4 of Article X of the current Agreement between the Company and the Union, as the result of having been demoted or transferred there from, as excess therein, to other occupational classifications in lower grades, then, notwithstanding the provisions of this Paragraph 2(a) or 2(b), such employees shall receive first consideration for filling the vacancy in such occupational classification on the basis of their respective Classification Seniorities in it at the time of their respective demotions or transfers from it.

(c)
Notwithstanding any other provision in these Principles of Seniority, if a vacancy occurs in a full-time Customer Care Representative “B” classification for which Residential Collections Representatives (English and Spanish) are considered, part-time Customer Care Representatives “A” and “B” shall be considered, along with such Residential Collections Representatives, for filling the vacancy on the basis of their Classification Seniority.  For the purpose of filling the aforesaid vacancy only, the Classification Seniority for such part-time employees shall include one-half of the employee’s service as a part-time Customer Care Representative “A” and “B,” and any prior full-time service as a Customer Care Representative “A” and “B,” provided there has been no break in service.  Thereafter, such employee’s Classification Seniority and Company Service for all purposes (except for Article V and VIII) shall commence on the date the part-time employee began full-time service as a Customer Care Representative “B.”

3.  Vacancies in occupational classifications will be posted on the Company’s electronic bulletin board system and on regular bulletin boards at designated Company locations for a period of ten working days.  Employees desiring to bid for such occupational classification may submit a written bid for that classification, on a form provided by the Company for such purpose, within the posting period.

      Employees whose submission of a written bid for a classification results in their being selected to fill a vacancy in that classification, and who successfully complete the trial period for that classification, shall not be eligible to submit another written bid for one year from their effective Classification Seniority date .

4.  It is the mutual desire of the Company and the Union that able employees should have the opportunity to advance through the Sequences of Promotion.  Whenever normal advancement through any occupational classification is blocked or seriously impaired by the assignment thereto of employees who have proven themselves unwilling to advance further, the Company may, upon five days notice to the Union, require such employees to accept promotion or demotion, as appropriate to the extent necessary to open such occupational classification for normal advancement through it.  The provisions of this Paragraph 4, if applied in any occupational classification, shall be applied to the employees therein in the reverse order of their Classification Seniority, i.e., first to the employee with the least Classification Seniority.  The provisions of this Paragraph 4 shall not be so applied as to require any employee to accept promotion or demotion from the occupational classification to which such employee is assigned as of the date hereof.

5.  In the event that it is necessary at any time for the Company to reduce the number of employees in any occupational classification, eliminate any occupational classification, or lay off employees, the following principles of seniority and employment protections shall apply:

(a)	Prior to May 15, 2012, the Company shall not layoff any employee employed as of May 15, 2011.

(b)
Effective May 15, 2012, the Company shall not layoff any employee hired prior to May 15, 2006.  Effective May 15, 2013, the Company shall not layoff any employee hired prior to May 15, 2007.  However, any such employee who would, except for these provisos, be laid off may be transferred by the Company to any other occupational classification in which a vacancy then exists and the work in which he is then able to do, without regard to the provisions of Paragraph 2 hereof.  The employment protections set forth in this subparagraph (b) shall not extend beyond the expiration of this Agreement.

(c)
If employees are to be excessed in any occupational classification forming a part of a Sequence of Promotion (other than the Company-wide Pool) or in any miscellaneous occupational classification not forming a part of a Sequence of Promotion, employees who are in that Sequence of Promotion or miscellaneous occupational classification and who were hired after May 15, 2006, effective May 15, 2012 (after May 15, 2007, effective May 15, 2013) will be laid off in reverse order of their Company Service.

(d)
If the provisions of Paragraph 5 (c) have been met and if employees hired before May 15, 2006, effective May 15, 2012 (before May 15, 2007, effective May 15, 2013) are to be excessed in a Sequence of Promotion or miscellaneous occupational classification, those having the least Classification Seniority shall be demoted to the next lower occupational classification in the applicable Sequence of Promotion, if any, otherwise to the Company-wide Pool.  Such employee may be assigned to displace an employee who has fewer years of Company Service and who is then the junior most employee (in terms of Company Service) assigned to an entry level occupational classification in a Sequence of Promotion or otherwise, the work of which the senior employee is able to do, in which case the displaced employee shall be demoted to the Company-wide Pool and shall be subject to layoff in accordance with the provisions of this Paragraph 5.  Layoffs among employees hired after May 15, 2006, effective May 15, 2012 (after May 15, 2007, effective May 15, 2013) shall be in reverse order of their Company Service regardless of their current occupational classification, i.e., the employee with the least Company Service first.

(e)
Any employee hired after May 15, 2006, effective May 15, 2012 (after May 15, 2007, effective May 15, 2013) and identified for layoff under subparagraph (d) shall further be offered, in lieu of layoff, the option of displacing a part-time employee assigned to an occupational classification the work of which the full-time employee is able to do, and of assuming the hours of the part-time employee, in which case the displaced part-time employee shall be subject to layoff.

(f)
Any employee laid off during the term of the current Agreement between the Company and the Union under the provisions of this Paragraph 5 shall have the option of electing at any time within fourteen days after such layoff, by written notice addressed to the Company's Human Resources Department, 157 Church Street, New Haven, CT 06506-0901, to receive, in lieu of all other rights as a laid-off employee, a separation allowance.  In the event such employee elects to receive a separation allowance, such separation allowance shall be in an amount equal to eighty hours’ pay at his regular hourly rate (or two week’s pay at his regular weekly rate, as the case may be) plus an additional forty hours’ pay at his regular hourly rate (or an additional week’s pay at his regular weekly rate, as the case may be) for each full year of his Company Service.  Any employee electing to receive a separation allowance hereunder shall thereupon be deemed to have resigned his employment with the Company for all purposes and, if thereafter at any time re-employed by the Company, shall be deemed to be a "new" employee for all purposes.  Laid-off employees not electing to receive a separation allowance hereunder shall be considered for recall in the order of their Company Service.  Notice of recall shall be given by mailing, registered mail, return receipt requested, a recall notice addressed to the employee being recalled at his most recent address as shown on the Company's records.  A copy of each such recall notice shall be sent to the Union by the Company. The Company shall not hire any new employee for assignment to any occupational classification until all laid-off employees then having Company Service and then able to perform the work in such occupational classification have been recalled to work.

6.  In measuring an employee's Classification Seniority and Company Service, the following rules shall apply:

(a)
No period in excess of three months during which an employee was absent from work because of layoff, suspension or leave of absence without pay (other than for sickness or injury) and no period in excess of one year during which an employee was absent from work because of leave of absence without pay for sickness or injury shall be included; provided, however, this exclusion shall not apply in the case of military leaves of absence if such employee applies for reinstatement within the time limits specified under applicable provisions of Federal or State law.

(b)	An employee shall lose all Classification Seniority and Company Service theretofore accumulated if the individual:

(1)	Resigns or quits.
(2)	Is discharged for cause.
(3)	Is not recalled to work within one hundred and four weeks after being laid off.
(4)	Fails to return to work from layoff within the period designated in the recall notice.
(5)	Or is absent from work for seven consecutive days without proper notice, unless the individual’s failure to give notice is excused by the Company.

(c)
If, in connection with a layoff or reduction in the work force in any occupational classification, employees are demoted, they shall assume in the occupational classification to which demoted, in addition to such Classification Seniority as they may previously have had in it, such Classification Seniority as they may have accumulated in the occupational classification or classifications from or through which they are so demoted.

(d)
Employees' Classification Seniority in an occupational classification that is one of two or more occupational classifications from all of which direct promotions are normally made to another occupational classification, as set forth in the appropriate Sequence of Promotion, shall include their Classification Seniority in all such two or more occupational classifications.

(e)
If two or more employees have equal Classification Seniority, seniority as between those employees shall be determined by comparing seniority in the following categories consecutively until the tie is broken:

(1)	Classification Seniority in successively lower occupational classifications, to the lowest rated occupational classification in the Sequence of Promotion.
(2)       Company Service.

If seniority is still equal, the employee with the lowest social security number shall be considered senior.  For employees hired before May 16, 2011, the lowest social security number will be determined using all nine digits.  For employees hired on or after May 16, 2011, the lowest social security number will be determined using only the last four digits.

(f)
An employee who is employed in a Sequence of Promotion at a time when another individual is hired directly from outside the Company into a higher rated job classification in the Sequence shall, for purposes of promotion and roll-back only, be deemed to have one day’s greater Classification Seniority than the individual hired directly into the Sequence.

(g)
Time spent in the service of the Company by an individual procured by the Company on a temporary basis, by and through an agreement with an outside entity engaged in the business of employing and referring temporary labor services, shall not constitute employment by the Company under the terms of this Agreement, or otherwise.  In the event such individual is later hired by the Company in a position covered by this Agreement, or any successor agreement, such service shall not be counted in determining such individual’s seniority for any purpose whatsoever, including, without limitation, for purposes of promotion.

7.  For the purpose of applying subparagraphs (a) and (b) of Paragraph 2 and subparagraphs (a) and (b) of Paragraph 5, the corresponding departments in all geographical areas shall be deemed to be merged and shall be treated as single departments on a Company-wide basis, and the corresponding Sequences of Promotion in such corresponding departments shall be deemed to be merged and shall be treated as single Sequences of Promotion on a Company-wide basis; provided, however, if the Company in connection with assuming the operation of any utility plant or system should employ persons theretofore employed by the previous operator of such utility plant or system, the provisions of this Paragraph 7 shall not apply to such persons.

8. (a)  A Line Worker Fifth Class shall be deemed to have satisfied clause (a) of Section 1 of Article X, and a vacancy in the occupational classification of Line Worker Fourth Class shall be deemed to exist for that employee for the purpose of Section 1 of Article X, subject to the following terms and conditions:

(i)	The employee shall have performed satisfactorily as a Line Worker Fifth Class for at least six months.

(ii)
The employee shall have satisfactorily completed, with a passing grade of 70% or better, all of the required classroom topics set forth in the Line Worker Fifth Class section of the Power Delivery Time & Merit Progression Program manual and any subsequent revisions to the manual that the Company may issue from time to time.

(iii)
The employee shall have satisfactorily demonstrated possession of the skills and knowledge necessary to complete the work orders and tasks in the Line Worker Fifth Class section of the Power Delivery Time & Merit Progression Program manual and any subsequent revisions of the manual that the Company may issue from time to time.

(b)  A Line Worker Fourth Class shall be deemed to have satisfied clause (a) of Section 1 of Article X, and a vacancy in the occupational classification of Line Worker Third Class shall be deemed to exist for that employee for the purpose of Section 1 of Article X, subject to the following terms and conditions:

(i)	The employee shall have performed satisfactorily as a Line Worker Fourth Class for at least six months.

(ii)
The employee shall have satisfactorily completed, with a passing grade of 70% or better, all of the required classroom topics set forth in the Line Worker Fourth Class section of the Power Delivery Time & Merit Progression Program manual and any subsequent revisions to the manual that the Company may issue from time to time.

(iii)
The employee shall have satisfactorily demonstrated possession of the skills and knowledge necessary to complete the work orders and tasks in Line Worker Fourth Class section of the Power Delivery Time & Merit Progression Program manual and any subsequent revisions of the manual that the Company may issue from time to time.

(c)  A Line Worker Third Class shall be deemed to have satisfied clause (a) of Section 1 of Article X, and a vacancy in the occupational classification of Line Worker Second Class shall be deemed to exist for that employee for the purpose of Section 1 of Article X, subject to the following terms and conditions:

(i)	The employee shall have performed satisfactorily as a Line Worker Third Class for at least two and one-half years.

(ii)
The employee shall have satisfactorily completed, with a passing grade of 70% or better, all of the required classroom topics set forth in the Line Worker Third Class section of the Power Delivery Time & Merit Progression Program manual and any subsequent revisions to the manual that the Company may issue from time to time.

(iii)
The employee shall have satisfactorily demonstrated possession of the skills and knowledge necessary to complete the work orders and tasks in Line Worker Third Class section of the Power Delivery Time & Merit Progression Program manual and any subsequent revisions of the manual that the Company may issue from time to time.

(d)  A Line Worker Second Class shall be deemed to have satisfied clause (a) of Section 1 of Article X, and a vacancy in the occupational classification of Line Worker First Class shall be deemed to exist for that employee for the purpose of Section 1 of Article X, subject to the following terms and conditions:

(i)	The employee shall have performed satisfactorily as a Line Worker Second Class for at least eighteen months.

(ii)
The employee shall have satisfactorily completed, with a passing grade of 70% or better, all of the required classroom topics set forth in the Line Worker Second Class section of the Power Delivery Time & Merit Progression Program manual and any subsequent revisions to the manual that the Company may issue from time to time.

(iii)
The employee shall have satisfactorily demonstrated possession of the skills and knowledge necessary to complete the work orders and tasks in Line Worker Second Class section of the Power Delivery Time & Merit Progression Program manual and any subsequent revisions of the manual that the Company may issue from time to time.

(e)  All employees entering the Power Delivery Sequence as a Line Worker Fifth Class (J-9) will be required to progress to Line Worker Fourth Class (J-7), Line Worker Third Class (J-5), Line Worker Second Class (J-3), and ultimately to Line Worker First Class (J-1A) in accordance with the requirements and timetables set forth in the Power Delivery Time & Merit Progression Program Manual.

(f)  An employee who does not satisfactorily complete all required work orders, tasks, and on-the-job training, or who receives a grade lower than 70% on any classroom topic will not be eligible for promotion to Line Worker Fourth Class, Line Worker Third Class, Line Worker Second Class, or Line Worker First Class.  The employee's status shall be reviewed by a committee of the respective Human Resources Generalist; Human Resources Training Specialist; Supervisor, Power Delivery (to whom the employee is assigned); a Union representative, and Manager - Power Delivery (committee chairperson).  The committee shall review the employee’s performance, shall confirm that the employee has had a sufficient number of on-the-job training experiences, as documented in the Company’s formal tracking system (Time Merit Progression On-the-Job Training Data Base), and shall determine a re-training plan (including additional, relevant on-the-job training) for satisfactory completion of all outstanding training requirements.  Upon satisfactory completion of all such requirements, the employee shall be promoted to the next occupational classification in the Overhead Power Delivery Sequence.  If the employee is unable to complete satisfactorily all of the training requirements after a maximum re-training period of one year, the Company, following discussion with the Union, will transfer the individual from the Overhead Power Delivery Sequence as follows:

(i)
A Line Worker Fifth Class or a Line Worker Fourth Class will be transferred to the Power Delivery Equipment Specialist Helper Underground Helper “B” classification and will be assigned a new Classification Seniority date that is the effective date of the transfer.

(ii)	A Line Worker Fourth Class will be transferred to the Underground Helper “A” classification and will be assigned a new Classification Seniority date that is the effective date of the transfer.

(iii)
A Line Worker Third Class will be transferred demoted to the Power Delivery Equipment Specialist Underground Helper “A” classification and will be assigned a new Classification Seniority date that is the effective date of the demotion transfer.

9.           (a)  A Substation Electrician Helper shall be deemed to have satisfied clause (a) of Section 1 of Article X, and a vacancy in the occupational classification of Substation Electrician Third Class shall be deemed to exist for that employee for the purpose of Section 1 of Article X, subject to the following terms and conditions:

(i)	The employee shall have performed satisfactorily as a Substation Electrician Helper for at least four months.

(ii)
The employee shall have satisfactorily completed, with a passing grade of 70% or better, all of the required classroom topics set forth in the "Substation Electrician Helper Manual,” and any subsequent revisions to the Manual that the Company may issue from time to time.

(iii)
The employee shall have satisfactorily demonstrated possession of the skills and knowledge necessary to complete the work orders and tasks in the "Substation Electrician Helper Manual,” and any subsequent revisions of the Manual that the Company may issue from time to time.

(iv)
The employee shall have satisfactorily demonstrated experience and skills necessary to perform tasks through completion of the “Substation Electrician Helper On-The-Job Training Matrix,” and any subsequent revisions of the Matrix that the Company may issue from time to time.

(b)  A Substation Electrician Third Class shall be deemed to have satisfied clause (a) of Section 1 of Article X, and a vacancy in the occupational classification of Substation Electrician Second Class shall be deemed to exist for that employee for the purpose of Section 1 of Article X, subject to the following terms and conditions:

(i)	The employee shall have performed satisfactorily as a Substation Electrician Third Class for at least eight months.

(ii)
The employee shall have satisfactorily completed, with a passing grade of 70% or better, all of the required classroom topics set forth in the "Substation Electrician Third Class Manual,” and any subsequent revisions to the Manual that the Company may issue from time to time.

(iii)
The employee shall have satisfactorily demonstrated possession of the skills and knowledge necessary to complete the work orders and tasks in the "Substation Electrician Third Class Manual,” and any subsequent revisions of the Manual that the Company may issue from time to time.

(iv)
The employee shall have satisfactorily demonstrated experience and skills necessary to perform tasks through completion of the “Substation Electrician Third Class On-The-Job Training Matrix,” and any subsequent revisions of the Matrix that the Company may issue from time to time.

(c)  A Substation Electrician Second Class shall be deemed to have satisfied clause (a) of Section 1 of Article X, and a vacancy in the occupational classification of Substation Electrician First Class shall be deemed to exist for that employee for the purpose of Section 1 of Article X, subject to the following terms and conditions:

(i)	The employee shall have performed satisfactorily as a Substation Electrician Second Class for at least two years.

(ii)
The employee shall have satisfactorily completed, with a passing grade of 70% or better, all of the required classroom topics set forth in the "Substation Electrician Second Class Manual,” and any subsequent revisions to the Manual that the Company may issue from time to time.

(iii)
The employee shall have satisfactorily demonstrated possession of the skills and knowledge necessary to complete the work orders and tasks in the "Substation Electrician Second Class Manual,” and any subsequent revisions of the Manual that the Company may issue from time to time.

(iv)
The employee shall have satisfactorily demonstrated experience and skills necessary to perform tasks through completion of the “Substation Electrician Second Class On-The-Job Training Matrix,” and any subsequent revisions of the Matrix that the Company may issue from time to time.

(d)  A Substation Electrician First Class shall be deemed to have satisfied clause (a) of Section 1 of Article X, and a vacancy in the occupational classification of Substation Electrician Construction and Maintenance shall be deemed to exist for that employee for the purpose of Section 1 of Article X, subject to the following terms and conditions:

(i)	The employee shall have performed satisfactorily as a Substation Electrician First Class for at least two years.

(ii)
The employee shall have satisfactorily completed, with a passing grade of 70% or better, all of the required classroom topics set forth in the "Substation Electrician First Class Manual,” and any subsequent revisions to the Manual that the Company may issue from time to time.

(iii)
The employee shall have satisfactorily demonstrated possession of the skills and knowledge necessary to complete the work orders and tasks in the "Substation Electrician First Class Manual,” and any subsequent revisions of the Manual that the Company may issue from time to time.

(iv)
The employee shall have satisfactorily demonstrated experience and skills necessary to perform tasks through completion of the “Substation Electrician First Class On-The-Job Training Matrix,” and any subsequent revisions of the Matrix that the Company may issue from time to time.

(e)  An employee who does not satisfactorily complete all required work orders, tasks, and on-the-job training, or who receives a grade lower than 70% on any classroom topic, will not be eligible for promotion to Substation Electrician Third Class, Substation Electrician Second Class, Substation Electrician First Class, or Substation Electrician Construction and Maintenance.  The employee's status shall be reviewed by a committee of the respective Human Resources Generalist, Human Resources Training Specialist, Supervisor -- Transmission & Substation (to whom the employee is assigned), a Union representative, and Manager - Transmission & Substation (committee chairperson).  The committee shall review the employee’s performance, shall confirm that the employee has had a sufficient number of on-the-job training experiences, as documented in the Company’s formal tracking system (Time Merit Progression On-the-Job Training Data Base), and shall determine a re-training plan (including additional, relevant on-the-job training) for satisfactory completion of all outstanding training requirements.  Upon satisfactory completion of all such requirements, the employee shall be promoted to the next occupational classification in the Transmission & Substation Sequence.  If the employee is unable to complete satisfactorily all of the training requirements after a maximum re-training period of one year, the Company, following discussion with the Union, will remove the individual from the Sequence.

10. (a)  An Underground Cable Splicer Third Class shall be deemed to have satisfied clause (a) of Section 1 of Article X, and a vacancy in the occupational classification of Underground Cable Splicer Second Class shall be deemed to exist for that employee for the purpose of Section 1 of Article X, subject to the following terms and conditions:

(i)	The employee shall have performed satisfactorily as an Underground Cable Splicer Third Class for at least twelve months.

(ii)
The employee shall have satisfactorily completed, with a passing grade of 70% or better, all of the required classroom topics set forth in the Underground Cable Splicer Third Class section of the Underground Cable Splicer Time & Merit Progression Program Manual and any subsequent revisions to the Manual that the Company may issue from time to time.

(iii)           The employee shall have satisfactorily demonstrated possession of the skills and knowledge necessary to complete the work orders and tasks in the Underground Cable Splicer Third Class section of the Underground Cable Splicer Time & Merit Progression Program Manual and any subsequent revisions of the Manual that the Company may issue from time to time.

(b)  An Underground Cable Splicer Second Class shall be deemed to have satisfied clause (a) of Section 1 of Article X, and a vacancy in the occupational classification of Underground Cable Splicer First Class shall be deemed to exist for that employee for the purpose of Section 1 of Article X, subject to the following terms and conditions:

(i)           The employee shall have performed satisfactorily as an Underground Cable Splicer Second Class for at least thirty months.

(ii)           The employee shall have satisfactorily completed, with a passing grade of 70% or better, all of the required classroom topics set forth in the Underground Cable Splicer Second Class section of the Underground Cable Splicer Time & Merit Progression Program Manual and any subsequent revisions to the Manual that the Company may issue from time to time.

(iii)           The employee shall have satisfactorily demonstrated possession of the skills and knowledge necessary to complete the work orders and tasks in the Underground Cable Splicer Second Class section of the Underground Cable Splicer Time & Merit Progression Program Manual and any subsequent revisions of the Manual that the Company may issue from time to time.

(c)  All employees entering the Underground Cable Splicer Time & Merit Progression Program as an Underground Cable Splicer Third Class (J-2) will be required to progress to Underground Cable Splicer Second Class (J-1), and ultimately to Underground Cable Splicer First Class (J-1B) in accordance with the requirements and timetables set forth in the Underground Cable Splicer Time & Merit Progression Program Manual.

(d)  An employee who does not satisfactorily complete all required work orders, tasks, and on-the-job training, or who receives a grade lower than 70% on any classroom topic will not be eligible for promotion to Underground Cable Splicer Second Class or Underground Cable Splicer First Class.  The employee's status shall be reviewed by a committee of the respective Human Resources Generalist; Human Resources Training Specialist; Supervisor, Power Delivery (to whom the employee is assigned); a Union representative, and Manager - Power Delivery (committee chairperson).  The committee shall review the employee’s performance, shall confirm that the employee has had a sufficient number of on-the-job training experiences, as documented in the Company’s formal tracking system (Time Merit Progression On-the-Job Training Data Base), and shall determine a re-training plan (including additional, relevant on-the-job training) for satisfactory completion of all outstanding training requirements.  Upon satisfactory completion of all such requirements, the employee shall be promoted to the next occupational classification in the Power Delivery Underground Sequence.  If the employee is unable to complete satisfactorily all of the training requirements after a maximum re-training period of one year, the Company, following discussion with the Union, will transfer the individual to the Underground classification from which the individual was promoted to Underground Cable Splicer Third Class.  The transferred employee will be assigned a new adjusted Classification Seniority date based on the effective date of the transfer.  The Company, following discussion with the Union, will determine the individual's future eligibility, if any, for advancement to Underground Cable Splicer Third Class.

11.           The Company shall establish training and evaluation programs, provide the necessary personnel and facilities, and permit participation by eligible employees during normal working hours, but not to an extent that will interfere with the Company's customary operations.

EXHIBIT III FOR ARTICLE XIV

Statement with Respect to Maintenance
of Membership and Agency Shop Provision
in Company-Union Contract

Briefly, the maintenance of membership and agency shop clause provides as follows:

l.  If you are now a member of the Union in good standing, or if you hereafter join the Union, you will be required, as a condition of employment, to maintain your good standing in the Union in accordance with the terms of the Contract, unless, before (insert proper date), you notify the Union in writing that you desire to withdraw from membership.  If you withdraw from membership, you must continue to pay dues to the Union.

2.  If you were hired prior to June 8, l962, and if you are not now a member in good standing, this contract provision does not require that you join or pay dues to the Union, but you are free to join or not to join, or to pay dues or not pay dues, as you wish.

3.  If you were hired on or after June 8, l962, you are free to join or not join the Union as you wish, but you must pay dues to the Union whether you join or not.

4.  If you have any question as to whether you are now a member of the Union, or wish to be informed as to whether the Union regards you as a member, inquire of an appropriate Union or Company official.

EXHIBIT IV FOR ARTICLE XV
Dues Deduction Authorization Form

Date: ___________________________

The United Illuminating Company
157 Church Street
New Haven, Connecticut  06510-2103

I hereby request and direct The United Illuminating Company to deduct each week from payments for my services such amount as the President of Local 470-l of the UWUA, AFL-CIO shall from time to time certify to the Company as being the weekly dues which have been established as payable in accordance with the Constitution and By-Laws of the Union.  I request that such amount be deducted on the first regular payday after the delivery of this request to the Company, provided such an amount is owing to me on said payday.

I direct that said sum be paid to the Treasurer of the Union who is certified by the Union to the Company from time to time.

I agree to indemnify and save harmless the Company for any sums which the Company may be required to pay as the result of a claim that money deducted from my pay and paid to the Treasurer of the Union in accordance with this request has been illegally deducted.

This authorization may be revoked by me at any time as to any future deductions by giving written notice to the Company and shall not be effective during any period when there is no Agreement between the Company and said Union.

EXHIBIT V FOR ARTICLE VII

ConnectiCare HMO 20/500 Core Plan – Benefit Summary

This is a brief summary of benefits. Refer to your Membership Agreement or consult with your benefits manager for more information. The Membership Agreement will prevail for all benefits, conditions, limitations and exclusions. All benefits described below are per Member per Contract year. All benefit limits/maximums are listed in the Plan pays column of this summary. A Referral from your Primary Care Provider is not required.

	IN-NETWORK
Lifetime Maximum Benefit	Unlimited
PREVENTIVE SERVICES	IN-NETWORK MEMBER PAYS	IN-NETWORK PLAN PAYS
Adult Physical Exam (one exam per year when provided by a PCP)	No Member cost	100%
Infant / Pediatric Physical Exam (frequency limits apply and the exam must be provided by a PCP)	No Member cost	100%
Gynecological Preventive Exam (one exam per year)	No Member cost	100%
Preventive Laboratory Services (Complete blood count and Urinalysis, one test per year)	No Member cost	100%
Baseline Routine Mammography (ages 35 - 40)	No Member cost	100%
Annual Routine Mammography (over age 40)	No Member cost	100%
Annual Routine Vision Exam (one exam per year when provided by an Optometrist or Ophthalmologist)	$10 Copayment per visit up to the visit maximum; then no coverage	100% after Copayment up to one visit every year
OUTPATIENT SERVICES
Primary Care Provider Office Services (includes services for illness, injury, sickness, follow-up care and consultations)	$20 Copayment per visit	100% after Copayment
Specialist Office Services	$20 Copayment per visit	100% after

(includes services for illness, injury, sickness, follow-up care and consultations)		Copayment
Gynecological Office Services	$20 Copayment per visit	100% after Copayment
Maternity Care Office Services	No Member cost	100%
Allergy Testing	$20 Copayment per visit	100% after Copayment
Laboratory Services (includes services performed in a Hospital or laboratory facility)	No Member cost	100%
Non-Advanced Radiology (includes services performed in a Hospital or radiology facility)	No Member cost	100%
Advanced Radiology (includes services for MRI, PET and CAT scan, and nuclear cardiology performed in a Hospital or radiology facility)	No Member cost	100%
Outpatient Rehabilitative Therapy (includes services combined for physical, speech, and occupational therapy)	$20 Copayment per visit up to the visit maximum; then no coverage	100% after Copayment up to 40 visits per year
Chiropractic Services	$20 Copayment per visit up to the visit maximum; then no coverage	100% after Copayment up to 30 visits per year
Home Health Services	No Member cost up to the visit maximum; then no coverage	100% up to 100 visits per year
Retail Clinic	$20 Copayment per visit	100% after Copayment
EMERGENCY / URGENT CARE
Walk-In/Urgent Care Centers	$25 Copayment per visit	100% after Copayment
Emergency Room (Copayment waived if admitted)	$50 Copayment per visit	100% after Copayment
Ambulance Services	No Member cost	100%

HOSPITAL SERVICES
Inpatient Hospital Services, Including Room & Board	$500 Copayment per admission	100% after Copayment
Ambulatory Services (Outpatient) (includes services performed in a Hospital or ambulatory facility)	$75 Copayment per visit	100% after Copayment
Skilled Nursing and Rehabilitation Facilities	No Member cost up to the visit maximum; then no coverage	100% up to 90 days
MENTAL HEALTH SERVICES
Inpatient Mental Health Services (including inpatient acute, residential and partial hospitalization programs)	$500 Copayment per admission	100% after Copayment
Inpatient Alcohol and Substance Abuse Treatment (including inpatient acute, residential and partial hospitalization programs)	$500 Copayment per admission	100% after Copayment
Outpatient Mental Health, Alcohol and Substance Abuse Treatment (including office visits, professional services provided in the home and intensive outpatient treatment programs)	$20 Copayment per visit	100% after Copayment
OTHER SERVICES
Durable Medical Equipment Including Prosthetics and Disposable Medical Supplies	No Member cost	100%
Diabetic Equipment and Supplies	No Member cost	100%
PREVENTION AND WELLNESS
In-Network Prevention and wellness services as defined by the United States Preventive Service Task Force (listed below) are exempt from all member cost shares (deductible, copayment and coinsurance) under the Patient Protection and Affordable Care Act (PPACA).  These services are identified by the specific coding your Provider submits to ConnectiCare.  Service coding must match ConnectiCare's coding list to be exempt from all cost sharing.

• Routine Physical Exam and appropriate screening and counseling for adults, one per year
• Preventive Care and screenings for infants, children and adolescents supported by the Health Resources and Services Administration

• Preventive Care and screenings for women supported by the Health Resources and Services Administration
• Bone Density Screenings, age 60 or older, one every 23 months
• Screening for colorectal cancer using fecal occult blood testing, sigmoidoscopy, or colonoscopy; age 50 or older, one per year
• Routine Mammography Screening, age 40 or older, one per year
• Immunizations recommended by the Advisory Committee on Immunization Practices of the CDC
• Outpatient Laboratory Services, one per year:
o Cervical Cancer and Cervical Dysplasia Screening - Pap Smear
o Lipid Cholesterol Screening for adults and children at risk
o Fasting Plasma Glucose or Hemoglobin A1c, age 18 or older for people at risk for diabetes
o Hematocrit and Hemoglobin, for children up to age 21
o Lead screening, for children up to age 6
o Tuberculin testing, for children up to age 21
o Chlamydia, Syphilis and Gonorrhea screening for females all ages
o Human immunodeficiency virus screening - HIV testing, no limit
o Screening for phenylketonuria (PKU) in newborns, under 3 months of age
o Screening for sickle cell disease in newborns, under 3 months of age
• Routine Vision Screening, up to age 21, one per year when services are rendered by a Primary Care Provider
• Routine hearing screening up to age 21 when rendered by a Primary Care Provider
• Developmental, Autism, and Psychosocial/behavioral assessments when rendered by a Primary Care Provider
• Dietary counseling for adults with hyperlipidemia or obesity
• Tobacco Cessation interventions
• Screening for Hepatitis B, Iron Deficient Anemia, Rh (D) Blood Typing and Asymptomatic Bacteriuria in women who are pregnant
• Screening for Abdominal Aortic Aneurysm in men age 65 - 75 who have ever smoked
• BRCA counseling and genetic screening for women at risk

Important Information
• If you have questions regarding your Plan, visit our website at www.connecticare.com or call us at (860) 674-5757 or 1-800-251-7722.
• For mental health, alcohol, and substance abuse services call 1-888-946-4658 to obtain Pre-Authorization.
• We track benefits internally and do not provide Members with a regular update of benefits that have been used. Members should keep a record of benefits they use to determine when they reached their benefit limit.  Members will be responsible for paying in full any services rendered after the limit is reached.
• If you are a Massachusetts resident, please refer to your Amendatory Rider for Massachusetts Mandated Benefits for additional details of your benefits.
• If you are a Massachusetts resident, this plan along with Pharmacy services meets Massachusetts Minimum Creditable standards for 2011.

Prescription Drug Copayment Plan Benefit Summary
This is a brief summary of your prescription drug benefits. Refer to your Prescription Drug Rider or consult with your benefits manager for more information. The Prescription Drug Rider and the Membership Agreement will prevail for all benefits, conditions, limitations and exclusions. All Benefits described below are per Member per Contract year.

PRESCRIPTION DRUGS
Covered prescription drugs through retail Participating Pharmacies or our mail order service. Your Plan includes the following: Mandatory Drug Substitution, Tiered Cost-Share Program, and Voluntary Mail Order Program.

RETAIL PHARMACY (up to a 30-day supply per prescription)	MEMBER PAYS	PLAN PAYS
Tier 1 drugs	$10 Copayment per 30 day supply	100% after Copayment
Tier 2 drugs	$20 Copayment per 30 day supply	100% after Copayment
Tier 3 drugs	$35 Copayment per 30 day supply	100% after Copayment
MAIL ORDER PHARMACY (up to a 90-day supply per prescription)	MEMBER PAYS	PLAN PAYS
Tier 1 drugs	$20 Copayment per 90 day supply	100% after Copayment
Tier 2 drugs	$40 Copayment per 90 day supply	100% after Copayment
Tier 3 drugs	$70 Copayment per 90 day supply	100% after Copayment
Additional Information
• Under this program, covered prescription drugs and supplies are put into categories (i.e., tiers) to designate how they are to be covered and the Members Cost-Share. The placement of a drug or supply into one of the tiers is determined by the ConnectiCare Pharmacy Services Department and approved by the ConnectiCare Pharmacy & Therapeutics Committee based on the drugs or supplies clinical effectiveness and cost, not on whether it is a Generic Drug Or Supply or Brand Name Drug Or Supply.
• Generic Drugs can reduce your out-of-pocket prescription costs. Generics have the same active ingredients as Brand Name Drugs, but usually cost much less. So, ask your doctor or pharmacist if a Generic alternative is available for your prescription. Also, remember to use a Participating Pharmacy. Most pharmacies in the United States participate in our network. To find one, visit our Web site at www.connecticare.com or call our Member Services Department at 1-800-251-7722.
• Certain prescription drugs and supplies require Pre-Authorization from us before they will be covered under the Prescription Drug Rider. You should visit our Web site at www.connecticare.com or call our Member Services Department at 1-800-251-7722 to find out if a prescription drug or supply requires Pre-Authorization.
• Always remember to carry your ConnectiCare ID Card.
• If you are a Massachusetts resident, please refer to your Amendatory Rider for Massachusetts Mandated Benefits for additional details of your benefits.

EXHIBIT VI
Statement of Agreement for Sustaining and Improving the Joint Union-Management Partnership (“JUMP”) Between the Company and Local 470-1, UWUA, AFL-CIO

Partnership
The Company and the Union recognize that their mutual success as partners is determined by keeping each other informed and by their ability and willingness to work together to address their interests in meeting the challenges the  Company faces in a changing human resource, customer, technological, competitive, legislative, and regulatory  environment.

Purpose
The parties recognize that they have mutual interests in satisfying the needs of customers, improving the welfare and satisfaction of employees, and improving Company performance. In this spirit the parties hereby commit to sustain and improve the JUMP.  The parties further recognize that the interests of increased employment security, fair and equitable total  compensation, personal capability development, and job opportunities go hand-in-hand with the  interests for increasing customer satisfaction, sustaining Company financial  success, improving competitiveness, and meeting or exceeding regulatory requirements. The parties agree that they will work together to protect current areas of work and to acquire or develop new work opportunities.  The parties further recognize that these interests will best be served by using the Levels of Union Involvement by Topic Area (the “Levels of Union Involvement”) -- Exhibits VII and VIII in their joint work.  The parties agree that to achieve these ends they must continue to use new and creative approaches to furthering the JUMP, the work culture, and work practices throughout the Company.  To monitor the progress of this effort, the Joint Negotiating Committee will discuss the JUMP process as a standing agenda item at their monthly meetings.

Basic Agreements
The parties agree to work together regarding actions that impact employees and their work, including, but not limited to, the following:

•	Developing the capability in Union and Management leadership to use the interest-based problem solving approach (“IBPS”).
•	Recognizing when and how to carry out the Levels of Union Involvement.
•	Reconciling issues and grievances at the local level, whenever appropriate.
•	Continuing to transform the work culture to one of cooperation and ongoing improvement.

The parties at all levels recognize that they are partners in using an interest-based approach to assure the best solutions through effective and meaningful involvement.  Further, Union and Management leadership recognize that the interest-based approach must take place at all levels of the Company.  Therefore, during the term of the Agreement, the parties will meet in February of each calendar year to set jointly objectives and implementation plans for furthering the development of IBPS capabilities in supervision, Union representatives and other bargaining unit employees during the remainder of that year.  These objectives will include the joint development, prioritization and implementation of IBPS training and refresher training, with an ongoing focus on improving the parties’ abilities to resolve more issues at the first two steps of the Grievance Procedure (Article XVI).

Union and Management leadership share the expectation that on a daily basis supervision, Union representatives and other bargaining unit employees will endeavor to work effectively and efficiently at finding the best solutions consistent with the Levels of Union Involvement.

The parties also expect that when joint committees are formed to solve problems or address improvement opportunities, they will always adhere to these fundamental requirements:
•	Mutual understanding of the appropriate Level of Union Involvement applied to the specific topic.
•	Fair representation of both parties.
•	Shared agenda related to the topics to be discussed.
•	Agreement on when meetings will be held to accommodate participant work schedules and implementation demands.
•	Shared written record of the meeting for later reference.

The parties commit to remain active in the JUMP for the term of the Agreement.  In the case of disagreements that put the Partnership at risk, the parties agree to use IBPS in a good faith effort to find a resolution that permits the Partnership to continue.

Moses A. Rams	William J. Manniel
President, Local 470-1	Director Labor &
UWUA, AFL-CIO	Employee Relations

May 16, 2011

EXHIBIT VIII
Levels of Involvement Between Union and Management

Unilateral Management Decision	Management **Informs** Union	Management Asks Union To **Provide Feedback** on Solutions Already Developed By Management	Management Asks For Union Involvement In **Helping to Find Solutions**	Management Asks For **Active Union Involvement** in Planning and Implementation	**Consensus Decision Making** Between Parties
UNILATERAL	INFORM	PROVIDE FEEDBACK	HELPING FIND SOLUTIONS	ACTIVE INVOLVEMENT	CONSENSUS DECISION MAKING (FULL PARTNERS IN DECISIONS)
Management decides without consultation with the Union. The decision may or may not be communicated.	Management informs the Union after the decision has been made by Management but before it is implemented	Management presents to the Union solutions it has developed to address a problem or issue. Management asks the Union to comment and to provide feedback and input regarding the solutions it has developed prior to Management implementing the solutions.	Management asks the Union to work with Management to find and refine solutions. Management will determine the solution to implement and carry out the solution.	Management, as ultimate decision maker, asks the Union to work with Management to develop solutions, to assist in assuring effective implementation, and to monitor progress.	Management and the Union are full partners in reaching final decisions, formulating plans, monitoring results, and taking corrective action.

EXHIBIT IX

Sickness Disability Benefits Chart

Sickness Disability Benefits are short-term payments made to an eligible employee because of an inability to work due to sickness, as defined in The United Illuminating Company Plan for Employees' Disability Benefits (“The Plan”).  Full-time weekly/hourly employees will be eligible for Sickness Disability Benefits after they complete one year of Company Service, which means twelve months of continuous, active employment with the Company from the employee’s date of hire.

To begin and continue receiving Sickness Disability Benefits, eligible employees must comply with all of the requirements specified in The Plan’s Summary Description.  The amount and maximum duration of benefits to which eligible employees are entitled depend on their term of employment and on whether they are full-time employees.  The amount of employees’ Sickness Disability Benefits is based on, and may not exceed, their base pay at the time they initially qualify for benefits.  Sickness Disability Benefits will ordinarily be paid according to the Company's regular payroll schedule.  The following table sets forth the amount and maximum duration of benefits for eligible full-time weekly/hourly employees.

Term of Employment	Amount of Benefit	Maximum Duration of Benefit
Less than 1 year	No Benefit	No Benefit
1 but less than 2 years	100% of Base Pay 50% of Base Pay	2 Weeks 4 Weeks
2 but less than 5 years	100% of Base Pay 50% of Base Pay	4 Weeks 9 Weeks
5 but less than 10 years	100% of Base Pay 50% of Base Pay	13 Weeks 13 Weeks
10 but less than 25 years	100% of Base Pay 50% of Base Pay	13 Weeks 39 Weeks
25 years or more	100% of Base Pay 50% of Base Pay	26 Weeks 26 Weeks

Certificate Concerning Authorization to
Execute Foregoing Agreement

A meeting of Local 470-l of the UWUA, AFL-CIO was held on May 11, 2011; the meeting was called for the purpose of counting the ballots voted at a Referendum held that day to authorize the execution of the attached Agreement with respect to rates of pay, hours of work, and other conditions of employment of the employees of The United Illuminating Company; a majority voted by secret ballot to accept and approve said Agreement and to authorize Tracey Brown, William Coleman, Beverly E. Gibson, Moses A. Rams, Joseph Rydzy, Vivian Valentin and Scheri Walker to execute said Agreement on behalf of the Union.

Vivian Valentin
Recording Secretary, Local 470-1

May 11, 2011

May l6, l985

Mr. Ralph F. Aiello
Chairman, Joint Council
Local 470-47l UWUA, AFL-CIO
Post Office Box l497
New Haven, Connecticut  06506

Subject:                      Group Life Insurance for Totally and Permanently Disabled Employees

Dear Mr. Aiello:

In connection with the execution of a new Agreement between The United Illuminating Company and Local 470-47l of the UWUA, AFL-CIO, the Company, during the term of the Agreement, will provide to an employee who is insured under the Group Life Insurance Plan and who becomes totally and permanently disabled for at least nine consecutive months prior to becoming age 60, his full life insurance benefits in effect at the time of his disability at no cost to him until recovery or the attainment of age 62, whichever occurs first.

The employee's contribution will cease upon submission of the first required proof of disability.

Proof of disability must be filed within three months after total disability has lasted nine months.  Subsequent proofs of disability must be furnished each year thereafter.

Very truly yours,

Harold J. Moore, Jr.
Vice President Human Resources

April 1, 2005

Mr. Moses A. Rams
President
Local 470-l UWUA, AFL-CIO
P. O. Box 1497
New Haven, Connecticut  06506

Subject:                      Health Insurance for Eligible Dependents of Deceased Employees

Dear Mr. Rams:

In connection with the execution of a new Agreement between The United Illuminating Company and Local 470-1 of the UWUA, AFL-CIO, the Company during the term of the Agreement, will furnish to eligible dependents of those active employees who die after completing fifteen years of service and whose combined age and years of service at death equals or exceeds 50, the same benefits provided by the group hospital, medical and surgical plans and the group dental plan offered to active bargaining unit employees and their eligible dependents at no cost to such eligible dependents during the one-year period immediately following the death of the employee.  Thereafter, the Company will make the foregoing benefits available to such eligible dependents at no cost to the Company.  In the alternative, the Company shall have the right to furnish or make available, as the case may be, the foregoing coverage under any other group plan or plans providing equivalent benefits.  Such equivalent benefits will be made available without regard to a specific carrier or provider.

The foregoing benefits will be furnished or made available only to those eligible dependents who are enrolled in the group plan or plans provided by the Company at the time of the employee's death, who are eligible for continued coverage under the plan or plans offered by the Company or under the terms of any equivalent plan or plans, and who, after the first one-year of coverage, provide for the prepayment of any monthly premiums either by authorized deduction from a Company survivor benefit, or by direct prepayment to the Company.

Such coverage will remain in effect for spouses of those deceased employees until the earlier of the spouse's 65th birthday, death, remarriage or eligibility for other group coverage.  Such coverage will remain in effect for other covered dependents until such dependents cease to be eligible for continued coverage under the terms of the applicable plan or plans or until such dependents become eligible for other group coverage, whichever is earlier.

Sincerely,

William J. Manniel
Director of Employee
Relations

May 16, 1992

Mr. George E. Powell
President
Local 470-1 UWUA, AFL-CIO
P.O. Box 1513
Bridgeport, Connecticut  06601

Subject:                      Sickness Disability Benefits for Rehired Employees

Dear Mr. Powell:

In connection with the execution of a new Agreement between The United Illuminating Company and Local 470-1 of the UWUA, AFL-CIO, the Company will, during the term of the Agreement, take such action as is appropriate to amend The United Illuminating Company Plan for Employees' Disability Benefits (the "Plan") to provide that a full-time employee who terminates employment with at least one-year of continuous service and who is subsequently re-employed by the Company as a full-time employee will be credited with the amount of pre-break service for the purpose of computing sickness disability benefits under the Plan, effective one year after the employee's rehire.

Very truly yours,

Albert N. Henricksen
Vice President
Human & Environmental Resources

May 16, 1992

Mr. George E. Powell
President
Local 470-1 UWUA, AFL-CIO
P.O. Box 1513
Bridgeport, Connecticut  06601

Subject:                      Payment of Normal and Customary Cost Differential for Special Licenses

Dear Mr. Powell:

In connection with the execution of a new Agreement between The United Illuminating Company and Local 470-1 of the UWUA, AFL-CIO, the Company, during the term of the Agreement, will pay the difference between the cost of a regular operator's license and the normal and customary cost of any special license required for an employee to operate a UI vehicle (including testing fees).  For purposes of this letter, the phrase "normal and customary cost" does not include costs and fees (including testing fees) incurred by the employee because of any irregularity in the employee's driving record.

This letter amends Harold J. Moore's letter to Robert L. Esposito dated December 6, 1978.

Very truly yours,

Albert N. Henricksen
Vice President
Human & Environmental Resources

May 16, 2011

Mr. Moses A. Rams
President
Local 470-l UWUA, AFL-CIO
P. O. Box 1497
New Haven, Connecticut  06506

Subject:	Life Insurance Coverage for Active Employees, and Future and Current Retirees

Dear Mr. Murray:

In connection with the execution of a new Agreement between The United Illuminating Company and Local 470-1 of the UWUA, AFL-CIO, the Company during the term of the Agreement, will provide life insurance coverage on the following terms:

(a)	Active Employees

For active employees who are members of the Group Life Insurance Plan and for those who subsequently become members of the Plan during the life of the Agreement, the Company will provide fully paid life insurance in the amount of one times the employee’s base annual rate (exclusive of overtime and premiums) rounded to the next higher $1,000, or $30,000, whichever is greater.  Members of the Plan may at their own expense elect additional coverage, in accordance with and subject to the provisions of the Company’s “BENEFLEX Plan,” equivalent to one times, two times, three times, four times, or five times their annual base rate (exclusive of overtime and premiums) rounded to the next higher $1,000 on the later of January 1, 2012 or their entry into the Plan.

(b)	Future Retirees

For retirees who retire hereafter at age 55 or later pursuant to the terms of the Company's pension plan, who are members of the Group Life Insurance Plan at the time of retirement, and who are eligible for Company subsidized medical benefits, the Company will provide fully paid life insurance in the amount of $14,000.

(c)	Current Retirees

For retirees who retired pursuant to the terms of the Company's pension plan prior to the effective date of this Agreement, the Company will continue to provide the same amount of life insurance that was in effect at the time of their retirement at no cost to such retirees.

Sincerely,

William J. Manniel
Director Labor &
Employee Relations

May 16, 2011

Mr. Moses A. Rams
President
Local 470-1 UWUA, AFL-CIO
P.O. Box 1497
New Haven, CT 06506

Subject:                      Post Retirement Health Insurance Benefits

Dear Mr. Rams:

During the term of our 2011-2017 collective bargaining agreement, the Company will make available or furnish to retirees who retire pursuant to the terms of the Company's Pension Plan on or after May 16, 2011, medical and dental coverage under the following conditions:

1.  Retirements After Age 55 With 10 Years of Service

(a)           For retirees who at the time of retirement are at least age 55 with at least ten years of service, but who do not qualify for a subsidized medical benefit per item 2 below, the Company will make available until age 65 coverage under plans providing benefits equivalent to the ConnectiCare HMO 20/500 Plan, subject to Article VII, Section 2) and the Delta Dental of New Jersey Premier Plan, Option B, applicable to bargaining unit employees, all at no cost to the Company.

(b)           For retirees who at the time of retirement are at least age 55 with at least ten years of service, but who do not qualify for a subsidized medical benefit per item 2 below, the Company will make available commencing at age 65 coverage under a Medicare supplemental plan that will provide with Medicare, if available, benefits equivalent to the Blue Cross 65 High Option Health Insurance Plan and Blue Shield 65-Plan 83 Health Insurance Plan at no cost to the Company.

2.  Retirements After Age 55 With 30 Years of Service

(a)           For retirees who at the time of retirement are at least age 55 with at least 30 years of service, the Company will make available until age 65 coverage under a plan providing benefits equivalent to the ConnectiCare HMO 20/500 Plan.  The retiree's share of the cost of such coverage, on a percentage basis, shall be based on the retiree's years of service at the time of retirement and the retiree's age at the time benefits commence, in accordance with the Bargaining Unit Retiree Medical Cost Share Percentage Table for HMO 20/500 Coverage (“Table”).  The Company shall pay the remaining cost of the premiums.

(b)           For retirees who at the time of retirement are at least age 55 with at least 30 years of service, the Company will furnish or make available commencing at age 65 coverage under a Medicare supplemental plan that will provide with Medicare, if available, benefits equivalent to the Blue Cross 65 High Option Health Insurance Plan and Blue Shield 65-Plan 83 Health

Insurance Plan.  The retiree's share of the cost of such coverage, on a percentage basis, shall be based on the retiree's years of service at the time of retirement and the retiree's age at the time benefits commence, in accordance with the Table.  The Company shall pay the remaining cost of the premiums.

(c)           For retirees who at the time of retirement are at least age 55 with at least 30 years of service, the Company will make available to such retirees until age 65 coverage under a plan providing benefits equivalent to the Delta Dental of New Jersey Premier Plan, Option B, applicable to bargaining unit employees, at no cost to the Company.

3.  Retirements After Age 62 With 20 Years of Service

For retirees who at the time of retirement are at least age 62 with at least 20 years of service, the Company will make available the same health and dental insurance benefits described in paragraphs 2(a) through 2(c) above on the same terms and conditions as set forth in paragraphs 2(a) through 2(c) above.

4.  Medicare Part B

(a)           For employees employed by the Company as of May 16, 1992, who retire on or after age 62 with at least 20 years of service, or after attaining age 55 with 30 or more years of service, the Company will provide, commencing with the date of enrollment and continuing for the lifetime of the retiree, reimbursement on a monthly basis of a portion of the monthly premium for coverage under Medicare Part B for the retiree and any enrolled, eligible, dependents based on the retiree's years of service at the time of retirement and the retiree's age at the time benefits commence, in accordance with the Table.  The additional cost of Medicare Part B coverage, if any, shall be borne by the retiree and the retiree's dependents, if any, in accordance with the Table.

(b)           Employees hired on or after May 16, 1992, shall not be entitled, upon retirement, to any contribution by the Company for Medicare part B coverage for themselves or their dependents.

Once a cost share for retirees is established on a percentage basis for retirees under Sections 2 or 3 above, the cost share shall not change.

Retirees shall have the option of enrolling in another hospital and medical benefits plan, if available, in lieu of the plan described in Section 1(a), 2(a) or 3 above.  If retirees elect such option and the cost of the premiums for such optional coverage is less than the cost of the plan described in Section 1(a), 2(a) or 3 above, the retirees’ share of the cost of such coverage, on a percentage basis, shall be based on the retirees’ years of service at the time of retirement and the retirees’ age at the time the benefits commence in accordance with the Table.  The Company shall pay the remaining cost of the premiums.

If retirees elect to enroll in an optional hospital and medical benefits plan, if available, and the cost of the premiums for such optional coverage exceeds the cost of the plan described in Section 1(a), 2(a) or 3 above, the retirees will pay an amount equal to the amount they otherwise would have paid under Section 1(a), 2(a) or 3 above for such retirees and their eligible dependents had the retirees not elected optional coverage, plus 100% of the remaining premium costs for themselves and their eligible dependents.

The equivalent benefits described in this letter will be made available or furnished, as the case may be, without regard to a specific carrier or provider.

The coverages described in this letter shall be made available or furnished only to retirees who have the appropriate coverage in effect at the time of retirement and who are eligible for such coverage under the terms of the plans or policies.  Further, the coverage described above requiring payment by the retirees will be made available only to retirees who provide for the prepayment of the monthly premiums by authorized deduction from their pension.

Sincerely,

William J. Manniel
Director Labor &
Employee Relations

May 16, 1995

Mr. Gary J. Brooks
President
Local 470-1, UWUA, AFL-CIO
P.O. Box 1497
New Haven, Connecticut 06506

Subject:                      Flame Retardant Clothing

Dear Mr. Brooks:

In connection with the execution of a new Agreement between The United Illuminating Company and Local 470-1 of the UWUA, this is to confirm that if, during the term of the Agreement, the Company mandates employees to wear Nomex® flame retardant clothing, or its equivalent, the Company will provide such clothing in amounts reasonably sufficient to enable employees to perform the job duties for which such clothing is required.

Very truly yours,

Albert N. Henricksen
Vice President Administration

May 16, 2011

Moses A. Rams
President
Local 470-1 UWUA, AFL-CIO
P.O. Box 1497
New Haven, CT 06506

Subject:	Flame Retardant (FR) Clothing Program for Bargaining Unit Employees in Electric System Operations (ESO)

Dear Mr. Rams:

In connection with the execution of a new Agreement between the Company and the Union, the parties mutually agree to consolidate and modify all prior Letter Agreements on the subject program, which the parties jointly acknowledge remains in accord with the FR Clothing Letter Agreement of May 16, 1995, in the Agreement.  The parties also maintain their agreement with the Electric System Operations FR Clothing Program Operating Procedure for Bargaining Unit Employees (OP-S13) as revised to reflect the terms of this Letter Agreement.

More specifically, the parties have reached agreement on updating the program as follows:

Frequent Users

•
Employees who assume Frequent Users occupational classifications, as defined in OP-S13, will receive a first-year start-up FR clothing allowance of $1,210 ($1,270 effective January 1, 2012; $1,310 effective January 1, 2013; $1,350 effective January 1, 2014; $1,390 effective January 1, 2015; $1,430 effective January 1, 2016; and $1,470 effective January 1, 2017).  Frequent Users will be allowed to carry over any unused portion of their start-up allowance into the following calendar year only, after which time any remaining start-up allowance balance will be forfeited. In their second and subsequent years as Frequent Users, employees will receive a maintenance allowance of $555 ($600 effective January 1, 2012; $620 effective January 1, 2013; $640 effective January 1, 2014; $660 effective January 1, 2015; $680 effective January 1, 2016; and $700 effective January 1, 2017) $300 of which can be carried over into the following calendar year.

Occasional Users

•
Employees in one of the five Garage classifications listed under Occasional Users in the OP-S13 will continue to be provided with rented or leased work uniforms of FR rated material.  Therefore, they are not eligible for an FR clothing allowance.

•
Employees in the UG Inspector classification under Occasional Users in the OP-S13 will continue to be provided with their choice of one pair of FR coveralls or FR lab coat every year and an additional pair of FR coveralls or FR lab coat every other year, as well as with a $420 ($440 effective January 1, 2012; $450 effective January 1, 2013; $460 effective January 1, 2014; $470 effective January 1, 2015; $480 effective January 1, 2016; and $490 effective January 1, 2017) FR clothing allowance every fourth calendar year, beginning with the year they assume one of these eligible classifications.  Any unused portion of the allowances issued every fourth year can be carried over into the following calendar year only, after which time any remaining allowance balance will be forfeited.  Employees who assume these classifications in the future will be eligible for the same FR clothing allowances.

General Requirements

•	Based on the Union’s choice of the selection of FR clothing to be offered, all of the above clothing allowances will continue to be subject to all applicable taxes.

•
The clothing allowances can only be used to obtain FR clothing listed in UI’s approved vendor catalog.  Employees may purchase additional FR clothing beyond their allowance at their own expense from the approved vendor.

•	Employees are responsible for the normal laundering of their FR clothing.

Sincerely,

William J. Manniel
Director Labor &
Employee Relations

April 1, 2005

Moses A. Rams
President
Local 470-1 AFL-CIO, UWUA
P.O. Box 1497
New Haven, CT  06506

Subject:                  Joint Review of Final Bids from Health Insurance Carriers and Joint
Exploration of Future Health Care Plan Design Options

Dear Mr. Rams:

This will confirm that during the term of the parties’ new Agreement, the Company will involve the Union in reviewing the final bids from health insurance carriers prior to the selection of a core plan carrier and one or more optional plan carriers for the following calendar year.

The parties also have agreed to explore jointly various future health care plan design options, including, but not limited to, Consumer Driven Health Care and Health Savings Accounts.

Sincerely,

William J. Manniel
Director of Employee
Relations

May 16, 2011

Mr. Moses A. Rams
President
Local 470-l UWUA, AFL-CIO
P. O. Box 1497
New Haven, Connecticut  06506

Subject:                      Work Shoe Allowance

Dear Mr. Rams:

In connection with the execution of a new Agreement between The United Illuminating Company and Local 470-1, U.W.U.A, this will confirm that employees shall receive an annual work shoe allowance of $190 ($195 effective January 1, 2012; $200 effective January 1, 2013; $205 effective January 1, 2014; $210 effective January 1, 2015; $215 effective January 1, 2016; and $220 effective January 1, 2017), in accordance with UI Operating Procedure OP-S10, as revised to reflect the terms of this letter agreement.

Effective January 1, 2012, employees can use their work shoe allowance to purchase approved safety work boots and shoes, as well as socks, inserts and other appropriate footwear related items, from one of two Company authorized vendors, Saf-Gard or Red Wing.  Each December, beginning with December 2011, employees must select which of the two authorized vendors they will be approved to make purchases from during the next calendar year.  Purchases that exceed an employee’s remaining allowance balance must be paid by the employee in cash or by credit card.  Also, to transact a purchase or to receive an ordered item, employees must appear in person and present their UI identification.

Employees will be allowed to carry over any unused portion of their work shoe allowance into the following calendar year only, even if they elect to change vendors.

Sincerely,

William J. Manniel
Director Labor &
Employee Relations

May 16, 2011

Mr. Moses A. Rams
President
Local 470-l UWUA, AFL-CIO
P. O. Box 1497
New Haven, Connecticut  06506

Subject:            Job Evaluation Plan Assessment

Dear Mr. Rams:

In connection with the execution of a new Agreement between The United Illuminating Company and Local 470-1 of the UWUA, AFL-CIO, the parties mutually agree that the existing Job Evaluation Plan for evaluating and rating bargaining unit jobs should be assessed jointly for modification or replacement by December 31, 2012.  A primary purpose of the assessment will be to enable wage differentials applicable to specific occupational classifications, such as bilingual and rubber gloving, to be included in the regular hourly rate of those classifications, thereby eliminating the particular wage differentials.

Sincerely,

William J. Manniel
Director Labor &
Employee Relations

May 16, 2011

Mr. Moses A. Rams
President
Local 470-l UWUA, AFL-CIO
P. O. Box 1497
New Haven, Connecticut 06506

Subject:                      Job Evaluations During Term of Agreement

Dear Mr. Rams:

This will confirm the parties’ agreement concerning the establishment of a new occupational classification or the reclassification of an existing job during the term of the new 2011-2017 Agreement.  Should either occur in accordance with Article II, Section 2, and should the new or reevaluated job be determined to have a total point value higher than the maximum point range of the current grade 1D or L, the Company will establish a higher grade level and minimum/ maximum pay rates commensurate with the job’s total point value.

This Letter Agreement is without prejudice or precedent to future job evaluation issues.

Sincerely,

William J. Manniel
Director Labor &
Employee Relations

April 1, 2005

Moses A. Rams
President
Local 470-1 UWUA, AFL-CIO
P.O. Box 1497
New Haven, CT 06506

Subject:                      Multi-Skill Premium Grandfathering and Termination

Dear Mr. Rams:

In connection with the parties’ 2005 negotiations for a successor collective bargaining agreement, this will confirm that the subject Letter of Agreement between the Company and Local 470-1, UWUA, AFL-CIO, dated November 29, 1997, is hereby terminated effective April 1, 2005, and that such Letter of Agreement will be of no force and effect from and after April 1, 2005, except for the following grandfathering provision.

Current employees who became eligible for the Multi-Skill Premium (“the Premium”) prior to April 1, 2005, will continue receiving the Premium for each hour paid for as long as they remain in their present occupational classification.  If such employees become excessed and rolled back, they shall continue to receive the Premium in accordance with Article X, Section 4.

If such employees voluntarily move via a written bid from their present occupational classification to another bargaining unit job that was formerly defined to be multi-skilled, they shall continue to receive the Premium.  However, if such employees voluntarily move from their present occupational classification to another bargaining unit job that was not formerly defined as multi-skilled, they shall no longer be eligible to receive the Premium.

Sincerely,

William J. Manniel
Director of Employee
Relations

May 16, 2011

Mr. Moses A. Rams
President
Local 470-l UWUA, AFL-CIO
P. O. Box 1497
New Haven, Connecticut  06506

Subject:                      Biweekly Pay Checks

Dear Mr. Rams:

In connection with the execution of a new Agreement between The United Illuminating Company and Local 470-1, U.W.U.A, the parties agree that effective in January 2012, paychecks for the bargaining unit will be issued every two weeks instead of weekly.  Payroll will continue to calculate the pay of bargaining unit employees, including overtime, on a calendar week basis (i.e., Sunday through the following Saturday).

To assist employees in transitioning to biweekly pay, the Company will offer a voluntary interest-free cash advance of forty times their regular hourly base rate of pay, which employees must request by December 23, 2011.  Those employees electing the cash advance must repay it through payroll deductions from their first twenty biweekly paychecks in 2012.

If employees terminate employment with the Company prior to their pay deductions being sufficient to repay the full cash advance, Payroll will deduct the outstanding balance of the advance from employees’ final paycheck.

Sincerely,

William J. Manniel
Director Labor &
Employee Relations

May 16, 2011

Mr. Moses A. Rams
President
Local 470-l UWUA, AFL-CIO
P. O. Box 1497
New Haven, Connecticut  06506

Subject:                      Employees Buying Vacation Time

Dear Mr. Rams:

In connection with the execution of a new Agreement between The United Illuminating Company and Local 470-1, U.W.U.A, the parties agree that effective May 16, 2011, bargaining unit employees who have two weeks or less of Company paid vacation time, in accordance with Article V of the Agreement, will be eligible, through payroll deductions, to purchase up to one additional week (i.e., forty hours) of vacation time annually.

Eligible employees choosing to buy vacation time in any calendar year must elect to purchase a minimum of four hours of vacation time in weekly increments of two hours.  To enroll in this program, eligible employees must complete the designated Payroll form before the end of June 2011, by the end of each applicable January beginning in 2012, and within thirty days of new employees’ hire date.  Once employees complete and submit the form to Payroll, as soon thereafter as feasible, Payroll will begin deducting two hours of straight time, pre-taxed pay from employees’ weekly pay until the requested amount of vacation hours, up to an annual maximum of forty hours, has been purchased.

Once Management has approved employees taking their purchased vacation time, Payroll will issue payment to employees for the vacation time taken, which then will be subject to all applicable withholdings.  If pay deductions are insufficient to cover the approved vacation time taken, Payroll will continue the vacation deductions until they fully cover the vacation time taken, at which time Payroll will issue payment to employees.

Employees cannot carry over purchased vacation time into the next calendar year.  If purchased vacation time is not used in the same calendar year, Payroll will issue payment to employees, which will be subject to all applicable withholdings, before December 31 of that year.  If employees terminate employment with the Company prior to their pay deductions being sufficient to cover the vacation time taken, Payroll will deduct the remaining vacation time cost from employees’ final paycheck.

Sincerely,

William J. Manniel
Director Labor &
Employee Relations

May 16, 2011

Moses A. Rams
President
Local 470-1 U.W.U.A., AFL-CIO
P.O. Box 1497
New Haven, Connecticut 06506

Subject:                      Management of Scheduled Overtime Work in the Field Sections of ElectricSystem Operations

Dear Mr. Rams:

In connection with the execution of a new Agreement between The United Illuminating Company and Local 470-1, U.W.U.A, the intent of this letter is to clarify the Company’s intentions with respect to the management of bargaining unit field employees’ scheduled overtime work in the Overhead, Transmission & Substation, and Underground field sections of Electric System Operations (“ESO”) during the term of the new Agreement.

The Company has agreed that when outside contractors have been retained to perform bargaining unit work in the identified ESO area(s) and the contractors are being offered overtime, the bargaining unit employees performing that work will be offered the opportunity to work a minimum of eight hours of necessary overtime on Saturdays, subject to the following requirements:

➢
The overtime is necessary given the Company’s workload requirements and is feasible based on approved budget dollars, exclusive of the cost of major storms (as defined by the DPUC) and Mutual Assistance.

➢	Employee safety, productivity and call-in response meet Management’s standards.

➢
This offer shall not apply to any Saturdays when employees would not be assigned to work in the field due to inclement weather, or to any Saturday that is part of a contractual holiday weekend or that is part of or adjacent to any week in which a contractual holiday falls.

➢	This arrangement shall not constitute a change in employees’ regular eight-hour daily schedule, nor shall the Union construe it as guaranteeing eight hours of overtime weekly.

Sincerely,

William J. Manniel
Director Labor &
Employee Relations